Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DOCUMENT SECURITY SYSTEMS, INC.,

DSSIP, INC.,

LEXINGTON TECHNOLOGY GROUP, INC.

AND

HUDSON BAY MASTER FUND LTD. (as Company Representative, and
solely for the purposes of Sections 1.16 and 6.1(E) and ARTICLE VIII)

Dated as of October 1, 2012

EXHIBITS

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Certificate of Merger
EXHIBIT C	Form of Certificate of Designations
EXHIBIT D	Form of $.02 Warrant
EXHIBIT E	Form of New Warrant
EXHIBITS F-1- F-6	Employment Amendments

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Defined terms index

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Acceptable NDA	4.2(a)
Action	2.12
Additional Shares	5.13
Affiliates	2.21(a)
Agreement	Preamble
Agreement Press Release	5.1(b)
BCL	Preamble
Business Day	1.2
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Preamble
Common Stock Exchange Ratio	1.7(a)
Company	Preamble
Company Acquisition Proposal	4.2(e)(i)
Company Board Recommendation	5.1(e)
Company Capital Stock	1.7(c)
Company Certificate	1.7(c)
Company Certificates	1.7(c)
Company Common Stock	1.7(a)
Company Disclosure Schedule	Article II
Company Employee	5.4(a)
Company Employee Plans	2.16(a)
Company Indemnified Person	5.10(b)
Company Intellectual Property	2.20(a)
Company Material Adverse Effect	Article II
Company Material Contracts	2.9(a)
Company Option Plan	1.11(a)
Company Representative	Preamble
Company Special Meeting	5.1(e)
Company Stockholder	1.7(c)
Company Stockholder Approval	2.4(a)
Company Superior Proposal	4.2(e)(ii)
Company Termination Fee	7.3(b)
Company Warrants	2.3(b)
Confidential Information	5.2(b)
Conversion Shares	1.7(b)
DGCL	Preamble
Effective Time	1.3
Equitable Exceptions	2.4(b)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Escrow Agent	Preamble
Escrow Agreement	Preamble
Escrow Shares	1.8
Exchange Act	2.21(a)

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Exchanged Shares	5.14
GAAP	2.6
Governmental Authority	2.4(d)
Insurance Policies	2.19(a)
Interim Period	4.1(a)
Key Employees	3.13(a)
knowledge of the Company	Article II
knowledge of the Parent	Article III
Liens	2.2(d)
Material Permits	2.11(a)
Merger	Preamble
Merger Consideration	1.7(c)
Merger Form 8-K	5.1(b)
Merger Sub	Preamble
Merger Sub Common Stock	1.12
Most Recent Balance Sheet	2.6
Most Recent Balance Sheet Date	2.6
NDA	4.2(a)
New Warrants	1.13
Other Filings	5.1(b)
Parent	Preamble
Parent Acquisition Proposal	4.3(e)(i)
Parent Board Recommendation	5.1(d)
Parent Board Recommendation Change	4.3(c)
Parent Common Stock	1.7(a)
Parent Disclosure Schedule	Article III
Parent Employee Plans	3.22
Parent Indemnified Person	5.9(a)
Parent Material Adverse Effect	Article III
Parent Material Contracts	3.9
Parent Permits	3.10(a)
Parent Preferred Stock	1.7(b)
Parent SEC Reports	3.5(a)
Parent Special Meeting	5.1(d)
Parent Stockholder Approval	3.4(a)
Parent Superior Proposal	4.3(e)(ii)
Parent Termination Fee	7.3(c)
Parent’s Most Recent Balance Sheet	3.6
Parent’s Most Recent Balance Sheet Date	3.6
Parties	Preamble
Party	Preamble
Person	1.18
Personal Property	2.17(b)
Press Release	5.1(b)
Private Placement	5.13
Proxy Statement	2.27

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Registration Statement	3.18
Representatives	4.2(a)
Restated Parent Certificate	3.4(a)
Returns	2.15(b)
S-3	5.14
Securities Act	2.2(d)
Series A Stock	1.7(b)
Subsidiary	2.2(f)
Surviving Corporation	1.1
Takeover Laws	4.2(a)
Tax	2.15(a)

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AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of October 1, 2012 by and among DOCUMENT SECURITY SYSTEMS, INC., a New York corporation (“Parent”), DSSIP, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), LEXINGTON TECHNOLOGY GROUP, INC., a Delaware corporation (the “Company”) and, solely for the purposes of Sections 1.16 and 6.1(e) and Article VIII, Hudson Bay Master Fund Ltd., as representative of the Company Stockholders (the “Company Representative”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine in order to advance their long-term business interests;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the Business Corporation Law of the State of New York (the “BCL”) and the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein, which Merger will result in, among other things, the surviving company becoming a wholly owned subsidiary of Parent and the Company stockholders becoming stockholders of Parent;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder;

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Parent’s Common Stock and the Company Common Stock have entered into voting agreements (the “Voting Agreements”); and

WHEREAS, as a condition to the Closing of the transactions contemplated by this Agreement, Parent, a mutually acceptable escrow agent (the “Escrow Agent”) and the Company Representative shall enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1              The Merger. At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the DGCL as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

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1.2              Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017. For purposes of this Agreement, “Business Day” shall mean any day on which banks are permitted to be open in New York, New York.

1.3              Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4              Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5              Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Company shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6              Directors and Officers. The persons set forth on Schedule 1.6 shall be shall be the initial directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

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1.7              Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a)                Subject to Section 1.7(b), each share of (i) the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) and (ii) the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock or Series A Stock to be canceled and retired pursuant to Section 1.9) shall be converted automatically into the right to receive that number (expressed as a decimal) of fully paid and non-assessable (A) shares of common stock of Parent, par value $0.02 per share (the “Parent Common Stock”), (B) New Warrants (as more fully set forth in Section 1.13), (C) Escrow Shares (as more fully set forth in Section 1.8) and, as applicable, shares of Parent Series A Convertible Preferred Stock (“Parent Preferred Stock”), determined by multiplying each of (1) 17,250,000 plus the number of Additional Shares (as hereafter defined) and Exchanged Shares (as hereafter defined), if any, (2) 4,859,894 and (3) 7,100,000 by a fraction, the numerator of which shall be one and the denominator of which shall be the sum of (x) the number of shares of Company Common Stock plus (y) the number of shares of Series A Stock, in each case issued and outstanding immediately prior to the Effective Time (such fraction referred to as the “Common Stock Exchange Ratio”); provided, however, that the holders of Series A Stock who meet the Beneficial Ownership Condition (as hereafter defined) shall receive for each share of Series A Stock the same Merger Consideration as outlined above except that such holders shall receive a combination of Parent Common Stock as set forth in Section 1.7(a)(ii)(A) above and Parent Preferred Stock that is convertible into (or if the proposal to authorize Parent Preferred Stock is not approved, $.02 Warrants exercisable for) that number of shares of Parent Common Stock they would have received under Section 1.7(a)(ii)(A) if they had been a holder of Company Common Stock immediately prior to the Effective Time in such amounts that would enable such holders, after giving effect to the Merger, to beneficially own no more than 9.99% of Parent Common Stock upon consummation of the Merger.

(b)               Notwithstanding anything to the contrary set forth herein, upon consummation of the Merger, only those holders of Series A Stock who would, after giving effect to the Merger and receipt of the Merger Consideration, beneficially own more than 9.99% of Parent Common Stock (the “Beneficial Ownership Condition”) will receive Parent Preferred Stock or $.02 Warrants (as defined below), as applicable. Those holders of Series A Stock who do not meet the Beneficial Ownership Condition and will not receive Parent Preferred Stock or $.02 Warrants in accordance with the previous sentence, will receive Parent Common Stock as contemplated by Section 1.7(a)(ii)(A) and their share of the other types of Merger Consideration in exchange for their Series A Stock based on the Common Stock Exchange Ratio. The Parent Preferred Stock to be issued to the holders of the Company Series A Stock who meet the Beneficial Ownership Condition shall have the rights, preferences and privileges as set forth in the Certificate of Designations as set forth in Exhibit C attached hereto. The shares of Parent Common Stock that are issuable upon conversion of the Parent Preferred Stock are referred to herein as the “Conversion Shares.” If Parent’s stockholders approve the issuance of the Merger Consideration, but do not approve the authorization of the Parent Preferred Stock, then the holders Series A Stock that satisfy the Beneficial Ownership Condition shall receive warrants to purchase Parent Common Stock (the “$.02 Warrants”) in the form attached hereto as Exhibit D hereto and in accordance with the foregoing provisions of this Section 1.7.

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(c)                From and after the Effective Time, all shares of Company Common Stock and Series A Stock (together, “Company Capital Stock”) (other than any shares of Company Capital Stock to be canceled and retired pursuant to Section 1.9) shall be deemed canceled and shall cease to exist, and each holder (each, a “Company Stockholder”) of a certificate which previously represented any such share of Company Capital Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto except for the right to receive the Merger Consideration in accordance with Section 1.16 or as otherwise set forth herein or under applicable law. The holders of Company Capital Stock immediately prior to the Effective Time shall be entitled to receive the Merger Consideration into which the shares of Company Capital Stock held by each of them were converted pursuant to this Section 1.7 upon delivery of the certificates representing such shares of Company Capital Stock to Parent. The shares of Parent Common Stock and Parent Preferred Stock, together with the Additional Shares, Exchanged Shares, Escrow Shares, New Warrants and the $.02 Warrants (if applicable) are collectively referred to herein as the “Merger Consideration.”

1.8              Escrow. At the Effective Time, Parent shall deposit, or shall cause to be deposited with the Escrow Agent, 7,100,000 shares of Parent Common Stock (the “Escrow Shares”). The Escrow Shares shall be held in an escrow account in accordance with the terms of the Escrow Agreement and be released to the Company Stockholders (pro rata on a fully-diluted basis as of the Effective Time) if and when the closing price per share of Parent Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 trading days within a continuous 90 trading day period following the Closing Date. If within one year following the Closing Date, such threshold is not achieved, the shares of Parent Common Stock constituting the Escrow Shares shall be canceled and extinguished and returned to the treasury of Parent.

1.9              Cancellation of Shares. At the Effective Time, each share of Company Capital Stock either held in the Company’s treasury or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(f)) of Parent or the Company, in each case, immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof or payment therefor.

1.10          No Further Ownership Rights in Company Stock. The Merger Consideration to be issued upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock under this Article I. If, after the Effective Time, Company Certificates are presented to Parent or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11          Company Stock Options and Warrants. At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of the Company.

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1.12          Capital Stock of Merger Sub. Each share of common stock of Merger Sub, no par value per share (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, remain outstanding and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

1.13          Issuance of Parent Warrants. At the Effective Time, Parent will issue to the Company Stockholders (on a pro rata as-converted basis) an aggregate of 4,859,894 warrants to purchase an aggregate of 4,859,894 shares of Parent Common Stock with an exercise price of $4.80 per share and a term of five (5) years after the Closing Date, in the form attached hereto as Exhibit E (the “New Warrants”).

1.14          Adjustments to Exchange Ratios and Share Amounts. Notwithstanding any other provision of this Agreement, the Common Stock Exchange Ratio, the number of each of the Conversion Shares, the number and exercise price of the New Warrants, the number of Additional Shares (including the purchase price therefor as set forth in Section 5.13(b)), the number of Exchanged Shares, the Escrow Shares and the number and exercise price of the $.02 Warrants, shall not be adjusted, without the prior written consent of the Company and Parent, provided, however, that such Common Stock Exchange Ratio, the number of each of the Conversion Shares, the number and exercise price of the New Warrants, the number of Additional Shares (including the purchase price therefor as set forth in Section 5.13(b)), the number of Exchanged Shares, the Escrow Shares and the number and exercise price of the $.02 Warrants shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

1.15          No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock, Parent Preferred Stock, New Warrants or $.02 Warrants shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, Parent Preferred Stock, New Warrants or $.02 Warrants (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, the next highest number of whole shares of Parent Common Stock, Parent Preferred Stock, New Warrants or $.02 Warrants, as applicable.

1.16          Exchange of Certificates. As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent, if reasonably determined by the parties to be necessary) will send to each Company Stockholder a letter of transmittal (the form of which shall be mutually agreed by and between the Parent and the Company, each acting reasonably) for use in enabling Parent to issue one or more certificates representing the prescribed number of shares of Parent Common Stock or Parent Preferred Stock or New Warrants or $.02 Warrants, as the case may be, to which such Company Stockholder may be entitled as determined in accordance with the provisions of this Agreement. Upon delivery of a duly executed letter of transmittal, such Company Stockholder will be entitled to receive the portion of the Merger Consideration to which such Company Stockholder may be entitled (as determined in accordance with the provisions of this Agreement). It is intended that such letter of transmittal will contain provisions requiring each executing Company Stockholder thereof to (a) acknowledge and agree to be bound by the terms and conditions applicable to the Company Stockholders, including, without limitation Section 1.7 of this Agreement, (b) confirm the appointment of the Company Representative, (c) provide notice and contact information in order for the Escrow Agent to distribute any Escrow Shares to such Company Stockholder in accordance with the terms of the Escrow Agreement, (d) make representations and warranties with respect to ownership of the Company Capital Stock owned or held by such Company Stockholder at that time, and (e) waive all appraisal or dissenter’s rights, in each case, in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to Merger Consideration to such Company Stockholder.

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1.17          No Liability. Notwithstanding any other provision of this Agreement, none of the Parent or the Surviving Corporation shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.18          Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Parent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the applicable portion of the Merger Consideration as contemplated by this Article I. For purposes of this Agreement, “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

1.19          Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the “Company Disclosure Schedule”), the Company, on behalf of itself and its Subsidiaries (as defined in Section 2.2(f)) represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, prospects, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Company and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent's written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company.

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2.1              Organization and Qualification.

(a)                The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing in each jurisdiction is listed in Section 2.1(a) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.1(a) of the Company Disclosure Schedule.

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(b)               The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

2.2              Subsidiaries.

(a)                Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company. For purposes of clarification, the Company has only one (1) Subsidiary and accordingly any reference in this Agreement to “Subsidiaries” of the Company or “each Subsidiary” of the Company shall mean only such Subsidiary identified on Section 2.2(a) of the Company Disclosure Schedule.

(b)               Each Subsidiary of the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia, and is duly qualified or licensed to conduct business, and is in good standing, in each jurisdiction listed in Section 2.2(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                Each Subsidiary of the Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its organizational documents.

(d)               Except as set forth on Section 2.2(d) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned directly by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws. Except as set forth on Section 2.2(d) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. Except as set forth on Section 2.2(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

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(e)                The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 2.2(e) of the Company Disclosure Schedule.

(f)                For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation, limited liability company, or other organization, whether incorporated or unincorporated, of which: (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnerships of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership); or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors, managers, or others performing similar functions with respect to such corporation, limited liability company, or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

2.3              Capital Structure.

(a)                The authorized Company Capital Stock consists of (i) 100,000,000 shares of Company Common Stock; and (ii) 29,000,000 shares of Series A Stock.

(b)               As of the date hereof: (i) 13,736,766 shares of Company Common Stock are issued and outstanding; (ii) 29,000,000 shares have been designated as Series A Stock, of which 18,039,441 shares are issued and outstanding, and 18,039,441 shares of Company Common Stock are duly reserved for future issuance pursuant to conversions thereunder; (iii) no shares of Company Common Stock are held in the treasury of the Company; and (iv) no shares of Company Common Stock are reserved for future issuance upon exercise of options or warrants to purchase shares of the Company Capital Stock. Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. Section 2.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all holders of Company Capital Stock as of the date hereof indicating the number and class or series of Company Capital Stock held by each of them and, for holders of Series A Stock, the number of shares of Company Common Stock (if any) into which such Series A Stock is convertible, it being acknowledged and agreed by the parties that it is anticipated that the holders of the Series A Stock may convert into Company Common Stock and a number of them are expected to do so on or prior to the Effective Time.

(c)                All outstanding shares of Company Capital Stock are, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

(d)               There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company stockholders may vote. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule or as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 2.3(d) of the Company Disclosure Schedule and as contemplated by Section 5.14, neither the Company nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

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(e)                There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements, commitments or understandings of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Subsidiaries or assets or calculated in accordance therewith or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(f)                Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the knowledge of the Company, is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or its Subsidiaries.

2.4              Authority; No Conflict; Required Filings.

(a)                The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary other than, with respect to this Agreement and the Merger, the approval and adoption by the affirmative vote each of (i) the holders of a majority of the outstanding Company Common Stock together with the holders of a majority of the outstanding shares of Series A Stock, voting as a single class; and (ii) the holders of a majority of the outstanding shares of Series A Stock, voting separately as a class in accordance with the DGCL and the Company’s Certificate of Incorporation (collectively, the “Company Stockholder Approval”).

(b)               This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).

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(c)                The execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect or (y) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d)               No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Company Material Adverse Effect or (B) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

2.5              Board Approval; Required Vote.

(a)                The Board of Directors of the Company has, by written consent: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) recommended to the Company stockholders (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the Company stockholders for their approval and adoption.

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(b)               The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

2.6              Financial Statements and Information. The Company has previously made available to Parent true, complete and correct copies of its (i) balance sheet and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal quarter ended June 30, 2012 (the “Most Recent Balance Sheet Date”) (including the notes thereto, the “Most Recent Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow as of the Most Recent Balance Sheet Date, including in each case the notes thereto. Such financial statements and notes (i) fairly present the consolidated financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles (“GAAP”), subject, in the case of interim financial statements, to normal recurring and non-material year-end adjustments; (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statement; and (iii) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes (as defined in Section 2.15) with respect to the periods then ended and all prior periods. The financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

2.7              Absence of Undisclosed Liabilities; Cash. Except as set forth on Section 2.7 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities or obligations required to be accrued under GAAP. At the Effective Time, the Company and its Subsidiaries (a) will have at least $7,500,000 in cash on hand (which, for purposes of calculating such amount, shall include the amount of Professional Fees (as defined in Section 5.13) paid prior to the Effective Time), (b) shall have no liabilities or obligations required to be accrued under GAAP (except those set forth on Section 2.7 of the Company Disclosure Schedule), (c) shall have no indebtedness for borrowed money, and (d) shall be solvent, able to pay each of its indebtedness as it matures and have capital sufficient to carry on each of its businesses.

2.8              Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has had a loss or liability to the Company except as set forth in Section 2.7 or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

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2.9              Agreements, Contracts and Commitments.

(a)                Section 2.9(a) of the Company Disclosure Schedule set forth each agreement (or series of related agreements), contract or commitment (whether written or oral) to which the Company or its Subsidiaries is a party that (i) provides for payments to third parties which cannot be terminated by the Company without penalty or payment upon notice of thirty (30) days or less; (ii) grants any third party rights to license, market or sell any of the Company’s or its Subsidiaries products or services; (iii) grants any third party “most favored nation” pricing status; (iv) establishes a partnership or joint venture; (vi) creates, incurs, assumes or guarantees any obligation or indebtedness; (v) creates a security interest in, or allows for the transfer of, any assets of the Company or its Subsidiaries, whether tangible or intangible; (vii) provides for employment or consulting; (viii) involves any officer, director, stockholder or Affiliate (as defined in Section 2.21(a)) of the Company except for that certain Non-Binding Term Sheet between Parent and the Company dated July 17, 2012 and the NDA (as defined below); (ix) imposes upon the Company or its Subsidiaries any obligation of confidentiality, non-competition or non-solicitation; (x) requires the Company or its Subsidiaries to indemnify any party thereto; (xi) could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement; and (xii) any other agreement which was not entered into in the ordinary course of business (collectively, the “Company Material Contracts”).

(b)               Neither the Company nor its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or its Subsidiaries.

(c)                Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d)               The Company has made available to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.

2.10          Compliance with Laws. Each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

2.11          Material Permits.

(a)                Section 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Material Permits”).

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(b)               Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

(c)                Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

(d)               The rights and benefits of each Material Permit will be available to the Surviving Corporation and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

2.12          Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding (collectively, “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

2.13          Restrictions on Business Activities. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Company or its Subsidiaries; or (ii) any acquisition of any Person or property by the Company or its Subsidiaries.

2.14          Employees.

(a)                Section 2.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and its Subsidiaries, along with their position and actual rate of compensation. To the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company or its Subsidiaries.

(b)               Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)                Except as set forth in Section 2.14(c) of the Company Disclosure Schedule; neither the Company nor its Subsidiaries is a party to any written or oral: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (iii) agreement with any current or former employee of the Company or its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of cash compensation in excess of $100,000 per annum; or (iv) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

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2.15          Taxes.

(a)                For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b)               The Company and its Subsidiaries have accurately prepared and have or will timely, including within extended deadlines, file all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes or any foreign financial accounts or foreign financial assets concerning or attributable to the Company or its Subsidiaries or to their operations, and all such Returns are or will be, to the knowledge and belief of the signer, true, complete and correct in all material respects. Copies of all such returns have been previously provided to Parent or will be provided to Parent when filed.

(c)                Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(d)               There is no Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)                Neither the Company nor its Subsidiaries has any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f)                Except as listed in Section 2.15 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws) or result in the imposition of an excise tax under Section 4999 of the Code.

(g)               Neither the Company nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or agreement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Tax, taxable income or table loss of any person.

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2.16          Employee Benefit Plans.

(a)                Neither the Company nor the Subsidiary participates in any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements (pursuant to which any payments are still due and payable by the Company), written or otherwise (together, the “Company Employee Plans”), for the benefit of, or relating to, any current or former employee of the Company or its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”).

(b) No contracts or other agreements provide for any gross-up payments for any current or former employee or other service provider of the Company or any of its Subsidiaries to cover any liability for tax under Section 4999 or 409A of the Code or similar laws, including state laws.

(c) Each Company Employee Plan is in good faith compliance in all material respects, both in form and operation, with the requirements of Section 409A.

2.17          Tangible Assets.

(a)                Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted and as is reasonably foreseeable to be conducted. Each such tangible asset is in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)               Section 2.17(b) of the Company Disclosure Schedule sets forth (i) a true, complete and correct list of all items of tangible personal property owned by the Company or its Subsidiaries as of the date hereof, or not owned by the Company or its Subsidiaries but in the possession of or used in the business of the Company or its Subsidiaries with a book value in excess of $10,000 (the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or its Subsidiaries and the circumstances under which such Personal Property is used.

(c)                Each item of Personal Property not owned by the Company or its Subsidiaries is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company or its Subsidiaries and the owner or lessor thereof, the obligations of the Company or its Subsidiaries to such owner or lessor will be discharged.

(d)               Immediately after the Effective Time, the tangible assets owned or leased by the Surviving Corporation and/or its Subsidiaries, together with its intangible assets, when utilized by a labor force substantially similar to that employed by the Company and its Subsidiaries on the date hereof, will be adequate to conduct the business and operations of the Surviving Company and its Subsidiaries as currently conducted by the Company.

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2.18          Real Property Leases. Section 2.18 of the Company Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Company or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. The Company has made available to the Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.18 of the Company Disclosure Schedule. With respect to each agreement listed in Section 2.18 of the Company Disclosure Schedule:

(i)                 the agreement is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(ii)               neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such agreement;

(iii)             neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license; and

(iv)             there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the Intended Use or the occupancy by the Company or its Subsidiaries of the property subject thereto.

2.19          Insurance.

(a)                Section 2.19(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company and its Subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b)               There are no material claims pending as to which coverage has been questioned, denied or disputed. Neither the Company nor its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

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2.20          Intellectual Property.

(a)                Among them, the Company and its Subsidiaries have all right, title and interest in and to all patents and applications for patent set forth on Section 2.20(b) of the Company Disclosure Schedule (collectively, the “Company Intellectual Property”). None of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company and its Subsidiaries, threatened or otherwise contemplated suit, action, proceeding, claim or challenge, and the Company and its Subsidiaries are unaware of any basis therefor. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, final order, decree, ruling, settlement or Liens except as set forth in Section 2.20(a) of the Company Disclosure Schedule. None of the Company Intellectual Property, to the knowledge of the Company and its Subsidiaries, infringes, violates, interferes with, misappropriates or transgresses upon any right, title or interest of any third party in a manner that full enjoyment of the Company Intellectual Property cannot be had by Parent, Merger Sub and Parent’s Subsidiaries following the contemplated Merger.

(b)               Section 2.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of each patent and patent application owned by the Company or any of its Subsidiaries. All patents which are held by the Company or any of its Subsidiaries and which are material to the business of the Company or any of its Subsidiaries are presumed valid pursuant to 35 U.S.C. 282. No allegation or other contention of invalidity or unpatentability of such scheduled patents and applications has come to the attention of the Company or any of its Subsidiaries, and to the Company’s and its Subsidiaries’ knowledge none of such patents and applications is invalid, undeserving of patent-grant, unenforceable, or otherwise impaired in a manner that full enjoyment thereof cannot be had by Parent, Merger Sub and Parent’s Subsidiaries following the contemplated Merger.

(c)                Except as set forth on Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any license, sublicense, other agreement, or grant of rights or permission to a third party that provides any revenue to the Company or any Subsidiary, that gives rise to any obligations or potential liabilities of the Company or its Subsidiaries, or that relates to the Company Intellectual Property or any part thereof.

2.21          Additional Tax Matters.

(a)                Neither the Company nor, to the knowledge of the Company, any of its affiliates (“Affiliates”), as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

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(b)               Section 2.21(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Persons who, to the knowledge of the Company, may be deemed to be Affiliates of the Company, excluding its Subsidiaries but including all directors and executive officers of the Company as of the date hereof.

2.22          Continuity of Business Enterprise. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. §1.368-1(d).

2.23          Certain Business Practices. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or Affiliate thereof has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.24          Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiaries.

2.25          Interested Party Transactions. Since January 1, 2011, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if the Company and its Subsidiaries were required to report such information in periodic reports pursuant to the Exchange Act, except for Affiliates of the Company that have made, or may make, investments in the Company.

2.26          Books and Records. The minute books and other similar records of the Company and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Company stockholders or its Subsidiaries, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27          Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.28          Proxy Statement. The information regarding the Company and the Company Subsidiaries supplied by the Company for inclusion in the Registration Statement (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information regarding the Company and the Company Subsidiaries supplied by the Company for inclusion in the proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.28 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent supplied to the Company in writing by Parent for use therein.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”), Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article III, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article III. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, prospects, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Parent and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Parent or its Subsidiaries that is required by this Agreement or taken at Company's written request, or the failure to take any action by the Parent or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to the Company or its Subsidiaries or their respective Affiliates. Whenever a representation or warranty made by the Parent herein refers to the “knowledge of the Parent,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Parent or Merger Sub.

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3.1              Organization and Qualification. Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of New York. Except as set forth on Section 3.1 of the Parent Disclosure Schedule, Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Parent has made available to the Company true, complete and correct copies of its certificate of incorporation and Bylaws, each as amended to date. Parent is not in default under or in violation of any provision of its certificate of incorporation or Bylaws.

3.2              Subsidiaries. Except as set forth on Section 3.2 of the Parent Disclosure Schedule, Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 sets forth a true, complete and correct list of each Subsidiary of Parent that is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X).

3.3              Capital Structure.

(a)                The authorized capital stock of Parent consists of (i) as of the date hereof and as of immediately prior to the Closing Date, 200,000,000 shares of Parent Common Stock; and (ii) as of the Closing Date, if approved by Parent’s stockholders up to 15,000,000 shares of preferred stock, $0.02 par value per share.

(b)               As of the close of business on the date hereof and as of immediately prior to the Closing: (i) 21,705,967 shares of Parent Common Stock were issued and outstanding; (ii) no shares of preferred stock were issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 3,120,000 shares of Parent Common Stock were duly reserved for future issuance pursuant to stock options granted pursuant to Parent’s Amended and Restated 2004 Employee Stock Option Plan; (v) 500,000 shares of Parent Common Stock were duly reserved for future issuance pursuant to stock options granted pursuant to Parent’s Amended and Restated 2004 Non-Executive Director Stock Option Plan and (vi) 2,214,313 shares of Parent Common Stock were duly reserved for future issuance pursuant to warrants issued by Parent. Except as described above, as of such date, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding provided that up to 833,333 shares and 300,000 options may be issued as contemplated by Section 4.1 (ii) (A) and (C).

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(c)                All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock and Parent Preferred Stock to be issued in connection with the Merger (including shares of Parent Common Stock underlying the New Warrants and $.02 Warrants, if applicable) and the New Warrants and the $.02 Warrants, if applicable will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or similar rights and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

3.4              Authority; No Conflict; Required Filings.

(a)                Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement, including, without limitation, the issuance of the Merger Consideration, which requires the affirmative vote of the holders of Parent Common Stock attending the meeting and entitled to vote thereon, and the adoption of amendments to the certificate of incorporation, which, if approved by Parent’s stockholders, shall, among other things, (i) authorize Parent Preferred Stock up to 15,000,000 shares and establish the associated rights and preferences thereof, and (ii) institute a staggered board of directors (the “Staggered Board” and, collectively with the amendments referred to in (i), the “Amendments”); and, in each case, which requires the affirmative vote of the holders of outstanding shares of Parent Common Stock (collectively, the “Parent Stockholder Approvals”).

(b)               The Board of Directors of each of Parent and Merger Sub has, at meetings duly called and held, by unanimous vote of their respective directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Parent and its stockholders; (iii) in the case of the Board of Directors of the Parent, resolved to recommend to the Parent stockholders (A) the approval of the Merger and the other transactions contemplated hereby, (B) the approval and adoption of this Agreement, (C) the adoption of the Amendments and (D) the issuance of the Parent Common Stock as contemplated herein; (v) resolved that any applicable “takeover” statute, regulation or law be rendered inapplicable to the transactions contemplated hereby, including, without limitation, the Merger, and (v) directed that this Agreement be submitted to the Parent stockholders for their approval and adoption. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

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(c)                Except as set forth in Section 3.4(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement do not, the performance by either Parent or Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in (x) a Parent Material Adverse Effect or (y) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d)               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (v) compliance with any applicable requirements of the Financial Industry Regulatory Authority, Inc., the NYSE MKT or other exchange on which the Parent Common Stock is traded; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Parent Material Adverse Effect; or (B) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

3.5              SEC Filings; Financial Statements.

(a)                Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2009, including, without limitation, all exhibits required to be filed therewith, and has made available to the Company true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof, the “Parent SEC Reports”), other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and is pending. The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

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(b)               Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

3.6              Absence of Undisclosed Liabilities; Cash. Parent and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent’s Quarterly Report on Form 10-Q (the “Parent’s Most Recent Balance Sheet”) for the quarter ended June 30, 2012 (the “Parent’s Most Recent Balance Sheet Date”); (ii) obligations under any Parent Material Contract (as defined in Section 3.8); (iii) liabilities or obligations incurred since Parent’s Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount; and (iv) liabilities or obligations not required to be reported by GAAP. Parent and its Subsidiaries (taken as a whole) are solvent, able to pay each of its indebtedness as they mature and have capital sufficient to carry on each its businesses.

3.7              Absence of Certain Changes or Events. Since Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any action, event or occurrence which (i) except as otherwise set forth in Section 3.7 of the Parent Disclosure Schedule, would require disclosure in a periodic report filed pursuant to the Exchange Act; (ii) has had, or could reasonably be expected to result in, a Parent Material Adverse Effect; (iii) any action, event or occurrence which has had a loss or liability to Parent in excess of $500,000 or (iv) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8              Compliance with Laws. Each of Parent and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Parent Material Adverse Effect.

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3.9              Agreements, Contracts and Commitments. Parent has made available to the Company true, complete and correct copies of each agreement, contract or commitment that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Parent SEC Reports pursuant to Regulation S-K; or (ii) except as otherwise set forth in Section 3.9 of the Parent Disclosure Schedule, which has been entered into by Parent or any of its Subsidiaries since Parent’s Most Recent Balance Sheet Date and is required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the “Parent Material Contracts”).

(a)                Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries.

(b)               Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Parent, no other party to such contract is in default in any material respect.

3.10          Material Permits.

(a)                Section 3.10(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all material federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by Parent or its Subsidiaries (collectively, the “Parent Permits”).

(b)               Each of the Parent and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Parent Permits.

(c)                Each Parent Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Parent, threatened, which seeks to revoke or limit any Parent Permit.

(d)               The rights and benefits of each Parent Permit will be available to the Surviving Corporation and/or its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent and its Subsidiaries immediately prior to the Effective Time.

3.11          Litigation. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely would (i) be considered reasonably likely to result in (A) a Parent Material Adverse Effect or (B) damages payable by Parent or any of its Subsidiaries in excess of $500,000 in the aggregate; or (ii) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

3.12          Restrictions on Business Activities. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Parent or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Parent or its Subsidiaries; or (ii) any acquisition of any Person or property by the Parent or its Subsidiaries.

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3.13          Employees.

(a)                Section 3.13(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all key employees of the Parent and its Subsidiaries (the “Key Employees”), along with their position and actual annual rate of compensation. Except as set forth on Section 3.13(a) of the Parent Disclosure Schedule, all Key Employees have entered into nondisclosure/assignment of inventions agreements with the Parent or its Subsidiaries, true, complete and correct copies of which have previously been delivered to the Company. To the knowledge of Parent, no Key Employee or group of employees has any plans to terminate employment with the Parent or its Subsidiaries.

(b)               Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, neither the Parent nor its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)                Except as set forth in Section 3.13(c) of the Parent Disclosure Schedule, neither the Parent nor its Subsidiaries is a party to any written or oral: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (iii) agreement with any current or former employee of the Parent or its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $350,000 per annum; or (iv) agreement or plan the benefits of which will be increased, or (except with respect to acceleration of certain outstanding options) the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

3.14          Taxes.

(a)                The Parent and its Subsidiaries have accurately prepared and have or will timely, including within extended deadlines, file all Returns relating to any and all Taxes concerning or attributable to the Parent or its Subsidiaries or to their operations, and all such Returns are or will be, to the knowledge and belief of the signer, true, complete and correct in all material respects. Copies of all such returns have been previously provided to the Company or will be provided to the Company when filed.

(b)               Each of the Parent and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c)                There is no Tax deficiency outstanding, proposed or assessed against the Parent or its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Parent or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(d)               Neither the Parent nor its Subsidiaries has any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for as reflected in the Parent SEC Reports, whether asserted or unasserted, contingent or otherwise.

(e)                Neither the Parent nor its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws)) or result in the imposition of an excise tax under Section 4999 of the Code.

(f)                Neither the Parent nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or agreement that obligates the Parent or any of its Subsidiaries to make any payment computed by reference to the Tax, taxable income or table loss of any person.

3.15          Intellectual Property.

(a)                Except as set forth on Section 3.15(a) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, registered trademarks, service marks and copyrights as is necessary to conduct their respective businesses as presently conducted and as is reasonably foreseeable to be conducted, the absence of which would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)               All patents, registered trademarks, service marks and copyrights, which are held by Parent and its Subsidiaries and which are material to the business of Parent and its Subsidiaries, taken as a whole, are valid, enforceable and subsisting and no allegation of invalidity or conflicting ownership, or inventorship with respect to patents, in whole or in part, has been received by Parent or any of its Subsidiaries.

3.16          Brokers. Except for Palladium Capital Advisors, LLC, no broker, financial advisor or investment banker is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.17          Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

3.18          Registration Statement. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to this Agreement which shall include for registration (a) the Parent Common Stock issued pursuant to this Agreement, (b) the Parent Preferred Stock and the Parent Common Stock issuable upon the conversion of such Parent Preferred Stock issued pursuant to this Agreement, (c) the New Warrants and, if applicable, the $.02 Warrants, and (d) the Parent Common Stock issuable upon the exercise of any New Warrants (or $.02 Warrants, if applicable) (the “Registration Statement”) (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent and Company stockholders and at the time of the Parent Special Meeting and the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.18 will not apply to statements or omissions included in the Registration Statement or Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding the Company or any Company Subsidiary supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 4.3, the Proxy Statement will include the Parent Board Recommendation.

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3.19          Certain Business Practices. Neither the Parent, its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee or agent of the Parent or Affiliate thereof has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

3.20          Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or its Subsidiaries.

3.21          Books and Records. The minute books and other similar records of the Parent and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Parent stockholders or its Subsidiaries, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Parent and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Parent or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

3.22          Employee Benefit Plans.

(a)                Section 3.22 of the Parent Disclosure Schedule sets forth the employee benefit plans (as defined in Section 3(3) of ERISA) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements (pursuant to which any payments are still due and payable by the Parent), written or otherwise (together, the “Parent Employee Plans”), for the benefit of, or relating to, an ERISA Affiliate.

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(b)               No contracts or other agreements provide for any gross-up payments for any current or former employee or other service provider of the Company or any of its Subsidiaries to cover any liability for tax under Section 4999 or 409A of the Code or similar laws, including state laws.

(c)                Each Company Employee Plan is in good faith compliance in all material respects, both in form and operation, with the requirements of Section 409A.

3.23          Tangible Assets.

(a)                Each of the Parent and its Subsidiaries owns or leases all material tangible assets necessary for the conduct of its businesses as currently conducted and as is reasonably foreseeable to be conducted. Each such tangible asset is in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)               Section 3.23(b) of the Parent Disclosure Schedule sets forth (i) a true, complete and correct list of all items of Personal Property and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Parent or its Subsidiaries and the circumstances under which such Personal Property is used.

3.24          Real Property Leases. Section 3.24 of the Parent Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Parent or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. The Parent has delivered true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.24 of the Parent Disclosure Schedule With respect to each agreement listed in Section 3.24 of the Parent Disclosure Schedule:

(a)                the agreement is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(b)               neither the Parent nor its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or its Subsidiaries or, to the knowledge of Parent, any other under such agreement;

(c)                except as set forth in Section 3.24(c) of the Parent Disclosure Schedule, neither the Parent nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license;

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(d)               there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the Intended Use or the occupancy by the Parent or its Subsidiaries of the property subject thereto.

3.25          Insurance.

(a)                Section 3.25(a) of the Parent Disclosure Schedule sets forth each Insurance Policy to which the Parent or its Subsidiaries is a party. The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Parent and its Subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Parent and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b)               There are no material claims pending as to which coverage has been questioned, denied or disputed. Neither the Parent nor its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Parent or its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.26          Continuity of Business Enterprise. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least one significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d).

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1              Conduct of Business Pending the Merger.

(a)                Each of the Parent and the Company covenants and agrees with the other that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent or the Company, as applicable, shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Company and its Subsidiaries, on the one hand, and the Parent and its Subsidiaries, on the other hand: (x) shall conduct its business only in the ordinary course of business, consistent with past practice; (y) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (z) shall use its reasonable best efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect all Company Material Contracts and the Parent Material Contracts, as applicable, and preserve its relationships, customers, licensees, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth below, neither the Company nor its Subsidiaries, on the one hand, nor the Parent and its Subsidiaries, on the other hand, shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the other:

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(i)                 amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise; except with respect to Parent, in accordance with Section 3.4(a);

(ii)               with respect to Parent and its Subsidiaries only, issue, transfer, pledge or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (except for the issuance of (A) shares of Parent Common Stock in the Private Placement (as hereinafter defined), (B) Parent Common Stock issuable pursuant to warrants or promissory notes or (C) options by Parent to certain of its directors, officers, employees, and consultants which such options are exercisable into no more than 300,000 shares of Parent Common Stock);

(iii)             with respect to Parent and its Subsidiaries only, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of their capital stock or interest in or securities of its Subsidiaries;

(iv)             transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien on any properties, facilities, equipment or other tangible or intangible assets, except in the ordinary course of business and consistent with past practice;

(v)               declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or other equity interests, except, that prior to Closing, the Company shall have the right to distribute any cash to the Company Stockholders as provided in Section 5.13 hereof;

(vi)             split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests or engage in a spinoff transaction;

(vii)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;

(viii)         incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except borrowings in the ordinary course of business consistent with past practice pursuant to that certain Credit Facility Agreement, dated as of February 12, 2010, between Premier Packaging Corporation, a New York corporation, and RBS Citizens, N.A., a national banking association;

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(ix)             authorize any capital expenditure in excess of $50,000 individually or $125,000 in the aggregate;

(x)               take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement; (B) enter into any collective bargaining agreement; (C) with respect to Parent and its Subsidiaries only, and other than Patrick White, hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $50,000, or that collectively is in excess of $50,000; (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees or (E) approve any cashless exercise of any issued and outstanding options;

(xi)             change any accounting policies or procedures unless required by statutory accounting principles or GAAP;

(xii)           make any payments to any Affiliate, except normal recurring payments pursuant to any existing employment or consulting agreement as of the date of this Agreement;

(xiii)         fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice, improve the conditions of its properties, facilities and equipment, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xiv)         take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of their representations and warranties of set forth in this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article VI not being satisfied; or

(xv)           authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(b)               During the Interim Period, each of the Parent and the Company shall, and shall cause each of its Subsidiaries to solicit and accept customer orders in the ordinary course of business.

4.2              No Solicitation of Other Proposals by Company.

(a)                Company agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Company Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.2, Company and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any relating to, or the submission, any Company Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Company Acquisition Proposal, (iii) furnish to any Person (other than the Parent and its designees) any information relating to Company or any of its Subsidiaries, or afford to any Person (other than the Parent or its designees) access to the business, properties, assets, books, records or other information, or to any personnel, of Company or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, a Company Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) approve, endorse or recommend a Company Acquisition Proposal; (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal or requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger (other than executed non-disclosure agreement having provisions no less favorable to the party hereto delivering such agreement than that certain Mutual Non-Disclosure Agreement (the “NDA”), by and between Parent and the Company, dated as of July 19, 2012 (an “Acceptable NDA”)); or (vi) grant any approval pursuant to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover law (collectively, “Takeover Laws”), including without limitation Section 203 of the DGCL, to any Person (other than as contemplated herein) or transaction (other than the Merger) or any waiver or release under any standstill or any similar agreement with respect to equity securities of Company. Notwithstanding the foregoing sentence or any other provision of this Agreement, subject to compliance with Section 4.2(b), the Company or its Board of Directors may enter into discussions with any Person in response to an unsolicited bona fide written Company Acquisition Proposal by such Person, which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.2(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and other advisors, that such Company Acquisition Proposal either constitutes or could reasonably be expected to lead to a Company Superior Proposal and (y) the Company’s Board of Directors receives from such Person an Acceptable NDA.

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(b)               The Company shall notify the Parent orally as soon as practicable, and in writing, promptly (and in any event within 24 hours) after receipt by the Company of (i) any Company Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Company by any Person that relates to or could reasonably be expected to lead to a Company Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Company Acquisition Proposal. The Company shall promptly notify the Parent of any discussions with any such Person regarding a Company Acquisition Proposal and shall disclose the substance of such discussions and Company shall otherwise keep the Parent reasonably informed of the status of such Company Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Parent as soon as practicable and in any event within 24 hours after receipt by the Parent copies of all written correspondence or other written material relating to such Company Acquisition Proposal.

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(c)                Subject to the provisions of this Section 4.2, neither the Company's Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Parent, the Company Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal (any action described in clauses (A) and (B) or (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an Acceptable NDA).

(d)               Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, Company's Board of Directors (or any committee thereof) may effect a Company Board Recommendation Change if, at any time prior to the receipt of the Company Stockholder Approval, (1) the Company has complied with its obligations under this Section 4.2 and (2) the Company's Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of a (x) Company Superior Proposal or (y) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties to the Company's stockholders.

(e)                For purposes of this Agreement:

(i)                 “Company Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise)  by any Person (other than Parent or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the Subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary.

(ii)               “Company Superior Proposal” means any bona fide offer or proposal that constitutes a Company Acquisition Proposal on terms that the Company Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Company Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Company's stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Parent in response to such Company Acquisition Proposal); provided that, for purposes of the definition of “Company Superior Proposal, ” the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”

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4.3              No Solicitation of Other Proposals by Parent.

(a)                Parent agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Parent Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.3, Parent and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly,: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any relating to, or the submission, any Parent Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Parent Acquisition Proposal, (iii) furnish to any Person (other than the Company and its designees) any information relating to Parent or any of its Subsidiaries, or afford to any Person (other than the Company or its designees) access to the business, properties, assets, books, records or other information, or to any personnel, of Parent or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making, submission or announcement of, or the intent to encourage or assist, a Parent Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (iv) approve, endorse or recommend a Parent Acquisition Proposal; (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or Contract constituting or otherwise relating to a Parent Acquisition Proposal or requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger (other than an Acceptable NDA); or (vi) grant any approval pursuant to any Takeover Laws (as applicable), to any Person (other than as contemplated herein) or transaction (other than the Merger) or any waiver or release under any standstill or any similar agreement with respect to equity securities of Parent. Notwithstanding the foregoing sentence or any other provision of this Agreement, subject to compliance with Section 4.3(b), Parent or its Board of Directors may enter into discussions with any Person in response to an unsolicited bona fide written Parent Acquisition Proposal by such Person, which Parent Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.3(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Parent determines in good faith after consultation with its outside legal counsel and other advisors, that such Parent Acquisition Proposal either constitutes or could reasonably be expected to lead to a Parent Superior Proposal and (y) the Parent’s Board of Directors receives from such Person an Acceptable NDA.

(b)               The Parent shall notify the Company orally as soon as practicable, and in writing, promptly (and in any event within 24 hours) after receipt by the Parent of (i) any Parent Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Parent by any Person that relates to or could reasonably be expected to lead to a Parent Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Parent Acquisition Proposal. The Parent shall promptly notify the Company of any discussions with any such Person regarding a Parent Acquisition Proposal and shall disclose the substance of such discussions and Parent shall otherwise keep the Company reasonably informed of the status of such Parent Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Company as soon as practicable and in any event within 24 hours after receipt by the Company copies of all written correspondence or other written material relating to such Parent Acquisition Proposal.

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(c)                Subject to the provisions of this Section 4.3, neither the Parent's Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Parent Acquisition Proposal (any action described in clauses (A) and (B) as well as any failure by the Company to timely respond to the commencement of (i) a tender or exchange offer relating to any shares of Parent Common Stock by issuing a public statement reaffirming, filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act a statement reaffirming, and sending to Parent's stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement reaffirming, the Parent Board Recommendation and (in the case of each such communication) disclosing that Parent's Board of Directors recommends rejection of such tender offer or exchange offer or (ii) a publicly announced Parent Acquisition Proposal by issuing, within 10 Business Days after such Parent Acquisition Proposal is announced, a press release that reaffirms the recommendation of Parent's Board of Directors that Parent's stockholders vote in favor of the Merger and the other transactions contemplated hereby, being referred to as a “Parent Board Recommendation Change”) or (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Parent Acquisition Proposal (other than an Acceptable NDA pursuant to Section 4.3(a)); provided, however, that a “stop, look and listen” communication by the Parent's Board of Directors (or committee thereof) to Parent's stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Parent Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, the Parent's Board of Directors (or any committee thereof) may effect a Parent Board Recommendation Change if, at any time prior to the receipt of the Parent Stockholder Approval, (1) Parent has complied with its obligations under this Section 4.3 and (2) the Parent's Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of (A) a Parent Superior Proposal or (B) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Parent Board Recommendation Change would be inconsistent with its fiduciary duties to Parent's stockholders.

(d)               Nothing in this Agreement shall prohibit Parent's Board of Directors (or any committee thereof) from (i) taking and disclosing to Parent's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act with respect to any tender offer or exchange offer not made in violation of this Section 4.3, and/or (ii) making any disclosure to Parent's stockholders if Parent's Board of Directors (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would violate applicable law or be inconsistent with its fiduciary duties to Parent's stockholders.

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(e)                For purposes of this Agreement:

(i)                 “Parent Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise)  by any Person (other than Company or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Parent or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Parent), (ii) any tender offer, exchange offer, stock purchase or other transaction in which, if consummated, any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power or economic interests of Parent or any Subsidiary, (iii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Parent and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock or other equity interests of the Subsidiaries or (iv) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Parent or any Subsidiary.

(ii)               “Parent Superior Proposal” means any bona fide offer or proposal that constitutes a Parent Acquisition Proposal on terms that the Parent Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Parent Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to Parent's stockholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Company in response to such Parent Acquisition Proposal); provided that, for purposes of the definition of “Parent Superior Proposal,”, the references to “20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be references to “more than 50%.”

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ARTICLE V

ADDITIONAL AGREEMENTS

5.1              Filings; Stockholder Approvals.

(a)                Following the date hereof, as soon as reasonably practicable, but in no event to exceed 15 Business Days from the date hereof (subject to the Company providing Parent necessary information in a timely manner), Parent shall prepare and file with the SEC the Registration Statement containing the Proxy Statement (which Registration Statement and Proxy Statement shall comply with the rules and regulations promulgated by the SEC), and each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement containing the Proxy Statement declared effective by the SEC as promptly as practicable thereafter and to keep the Registration Statement containing the Proxy Statement effective through the Effective Time in order to permit the consummation of the Merger. In connection with the foregoing, each party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Registration Statement containing the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other party copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Registration Statement containing the Proxy Statement. The Company and its representatives will be given a reasonable opportunity to be involved in the drafting of the Registration Statement containing the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Registration Statement containing the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.1(a). Whenever any Party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Registration Statement containing the Proxy Statement pursuant to applicable law, such party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.1(a) relating to effecting such amendment or supplement to the Registration Statement containing the Proxy Statement.

(b)               As promptly as practicable after the date of this Agreement, the Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”). Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required in connection with the foregoing. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release. Prior to execution and delivery of this Agreement, Parent and the Company shall prepare (1) the press release announcing the execution and delivery of this agreement (“Agreement Press Release”) and (ii) the Current Report on Form 8-K (the “Agreement 8-K”) announcing the execution and delivery of this Agreement and all other information required to be disclosed by the Exchange Act. Parent shall, within the time period required by applicable securities laws, issue and distribute such Agreement Press Release and Agreement 8-K. Concurrent with the Agreement Press Release and the Agreement 8-K, the Parent shall have publicly disclosed any material non-public information of Parent or Parent’s Subsidiaries that has been provided to Company or any representative thereof, whether in writing or otherwise.

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(c)                The Parties shall use their respective reasonable best efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of applicable law. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other applicable law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, as applicable, and/or mailing to stockholders of the Company, such amendment or supplement.

(d)               Following the date hereof, Parent will take all action necessary in accordance with the BCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold as promptly as practicable a special meeting of Parent’s stockholders (the “Parent Special Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent, subject to Section 4.3(a), will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of the Merger Consideration pursuant to this Agreement, the adoption of the Amendments and any other approvals required to effect the Merger required hereunder and will take all other action necessary or advisable to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside legal counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Parent Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Subject to Section 4.3: (i) the Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of the Parent Stockholder Approval, the adoption of the Amendments and otherwise approve all actions contemplated hereby pursuant to this Agreement at the Parent Special Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”); and (ii) the Proxy Statement shall include the Parent Board Recommendation.

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(e)                Following the date hereof, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold on or prior to the date of the Parent Special Meeting, a special meeting of the Company’s stockholders (or seek the written consent of the Company stockholders) (the “Company Special Meeting”) to seek the Company Stockholder Approval. The Company, subject to Section 4.2(a), will use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary information statement or similar communication (as determined by the Company in good faith and upon the advice of outside counsel) is provided to the Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Company Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Except as permitted by Section 4.2(a): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of (A) the adoption of this Agreement and (B) the approval of the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”); and (ii) any written communication to the Company’s stockholders regarding the Company Special Meeting shall include the Company Board Recommendation.

5.2              Access to Information; Confidentiality.

(a)                Upon reasonable notice, each party shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other all information concerning its business, properties and personnel as the requesting party may reasonably request. Each party shall make available to the other the appropriate individuals for discussion of its business, properties and personnel as the requesting party may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of a party contained herein or the conditions to the obligations of the other party hereto.

(b)               Each party agrees to maintain in confidence any non-public information received from the other party (such information as defined as Confidential Information in the NDA, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement. Confidential Information will not include items (a) through (f) set forth in Section 9 of the NDA. In the event this Agreement is terminated as provided in Article VII hereof, each party (x) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

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5.3              Reasonable Efforts; Further Assurances.

(a)                Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Party and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b)               Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.4              Employee Benefits.

(a)                Parent agrees it shall use reasonable best efforts to ensure that individuals who are employed on a full-time basis by the Company or its Subsidiaries immediately prior to the Effective Time (each such employee, a “Company Employee”) shall remain employees of the Surviving Corporation or any of its Subsidiaries upon the Effective Time; provided, however, that this Section 5.4(a) shall not be construed to limit the ability of the Surviving Corporation, Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

(b)               After the Effective Time the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employee of Parent.

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5.5              Tax Matters.

(a)                Neither the Company, Merger Sub nor the Parent shall take or knowingly fail to take any action that is otherwise consistent with the terms of this Agreement (without regard to this Section 5.5) and compliant with applicable law that would cause the Merger to fail to qualify as a reorganization within the meaning Section 368 of the Code. The Parent, Merger Sub and the Company shall take any action that is required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, such action does not otherwise affect the economics of the transaction contemplated hereunder to any of the Parties.

(b)               Subject to applicable Tax law and the receipt of the tax opinion letter referenced in Section 5.16, each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code.

5.6              [Reserved].

5.7              Notification of Certain Matters.

(a)                Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)               Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

5.8              Quotation on the NYSE MKT. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NYSE MKT.

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5.9              Public Announcements. Except as otherwise required by applicable law, court process or the rules of the NYSE MKT, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VII, neither the Company nor Parent shall, nor shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.10          Indemnification of Parent Directors and Officers.

(a)                From and after the Effective Time, Parent shall continue to indemnify and hold harmless each present and former director (or member of any committee of a board of directors), officer, employee and agent of Parent or any Subsidiary of Parent (each, together with such Person’s heirs, executors or administrators, a “Parent Indemnified Person”) against any and all damages, expenses, reasonable attorney’s fees, judgments, fines, settlements and other amounts actually incurred in connection with any Action or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including any acts or omissions arising out of or pertaining to the Merger) or any Action instituted by any Parent Indemnified Person to enforce this Section 5.10 or any other indemnification or advancement right of such Parent Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent is currently permitted to indemnify such Parent Indemnified Person under applicable law and under its certificate of incorporation and bylaws as in effect on the date of this Agreement or as amended to increase the scope of permitted indemnification; (including the advancing of expenses to the fullest extent permitted under applicable law); provided, however, that the Parent Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to Parent to repay such advances if it is ultimately determined that such Parent Indemnified Person is not entitled to indemnification. From and after the Effective Time, Parent will continue to honor and fulfill all obligations of Parent or any Parent Subsidiary pursuant to any written indemnification agreements with any Parent Indemnified Persons in effect as of the date hereof. In addition, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Parent’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time (including any acts or omissions arising out of or pertaining to the Merger) or in any indemnification agreements of Parent or its Subsidiaries with any Parent Indemnified Person in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were Parent Indemnified Persons, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)               From and after the Effective Time, Parent shall purchase and maintain a directors’ and officers’ liability insurance policy or policies, and, if such policy or policies do not cover the Parent Indemnified Persons for events occurring at or prior to the Effective Time, the Parent shall purchase and obtain a six (6) year extended reporting period or tail policy or policies covering each for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to each Parent Indemnified Person than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Parent and its Subsidiaries as of the date of this Agreement. For the avoidance of doubt, the Parent shall bear the burden and cost of obtaining such policy or policies.

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(c)                The rights of each Parent Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Parent Indemnified Person may have under the certificate of incorporation and bylaws of Parent or any other similar organizational documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement , the BCL or otherwise. This Section 5.10 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Parent Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Parent Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.10. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or any of the Parent Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

5.11          Indemnification of Company Directors and Officers.

(a)                Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any acts or omissions arising out of or pertaining to the Merger), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their respective terms. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

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(b)               From and after the Effective Time, Parent and the Surviving Corporation shall continue to indemnify and hold harmless each present and former director (or member of any committee of a board of directors), officer, employee or agent of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, a “Company Indemnified Person”) against any and all damages, expenses, attorney’s fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Action or investigation arising out of or pertaining to any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director (or member of any committee of a board of directors), employee, agent or other fiduciary in any entity if such service was at the request or for the benefit of the Company, and any acts or omissions arising out of or pertaining to the Merger), or any Action instituted by any Company Indemnified Person to enforce this Section 5.11, including, in each case, the advancing of expenses to the fullest extent permitted under applicable law in effect on the date of this Agreement or as amended to increase the scope of permitted indemnification; provided, however, that the Company Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to Parent to repay such advances if it is ultimately determined that such Company Indemnified Person is not entitled to indemnification.

(c)                From and after the Effective Time, Parent shall purchase and maintain a directors’ and officers’ liability insurance policy or policies, and, if such policy or policies do not cover the Company's current or former directors for events occurring at or prior to the Effective Time, the Parent shall purchase a six (6) year extended reporting period or tail policy or policies covering the Company’s current and former directors and officers for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Company’s current and former directors and officers than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by the Company as of the date of this Agreement. For the avoidance of doubt, the Parent shall bear the burden and cost of obtaining such policy or policies and shall provide the Company with a copy thereof.

(d)               The rights of each Company Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Company Indemnified Person may have under the certificate of incorporation and bylaws of the Company or any other similar organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 5.11 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

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5.12          Directors and Officers of Parent. Parent and the Company shall take all necessary action (including, but not limited to, an amendment to the Parent’s bylaws increasing the size of its Board of Directors to nine members) so that following the Effective Time, the Board of Directors of the Parent shall consist of nine directors, five of whom shall be designated by the Company and four of whom shall be designated by Parent.  The directors designated by Parent shall be: Robert Fagenson, Ira Greenstein, Robert Bzdick and David Klein, and the five directors designated by the Company shall be Jeff Ronaldi, Will Rosellini, Peter Hardigan, Warren Hurwitz and one other person to be designated by the Company (reasonably acceptable to Parent) on or prior to the filing of the first amendment to the Proxy Statement.  If Parent’s stockholders approve the proposal to amend the Certificate of Incorporation of Parent to provide for a Staggered Board, the members of the class coming up for election in the annual meetings of stockholders for 2013 (“Class I”), 2014 (“Class II”) and 2015 (“Class III”) shall be David Klein, Ira Greenstein and Will Rosellini for Class I, Robert Bzdick, Peter Hardigan, and the Company’s fifth designee for Class II and Warren Hurwitz, Jeff Ronaldi, and Robert Fagenson for Class III.  If Parent’s stockholders do not approve the proposal to amend the Certificate of Incorporation of Parent to provide for a Staggered Board, then the Board of Directors of the Parent following the Effective Time shall initially consist of eight directors, four of whom shall be the persons designated by the Company above and the other four shall be the persons designated by Parent above; provided, that, prior to Closing, Parent and the Company shall jointly identify a ninth person to be nominated for a position on the board of directors of Parent following the Effective Time. The following persons will serve as executive officers of Parent immediately following the Effective Time:  Will Rosellini (Chief Executive Officer), Peter Hardigan (Chief Investment Officer), Phillip Jones (Chief Financial Officer) and Robert Bzdick (Executive Vice President).

5.13          Additional Issuance of Parent Common Stock. At the Effective Time, if the Company has at least $7,500,000 in cash on hand (which, for purposes of calculating such amount, shall include amounts, not to exceed $1,000,000 in the aggregate, paid prior to the Effective Time to the attorneys, accountants and other professionals regarding services to the Company in connection with the transactions contemplated hereby (collectively, “Professional Fees”)) and the Company and its Subsidiaries have no liabilities or obligations required to be accrued under GAAP (except those set forth on Section 2.7 of the Company Disclosure Schedule), then Parent shall issue an additional 2,500,000 shares of Parent Common Stock to the Company Stockholders. In addition, if at the Effective Time, the Company has more than $7,500,000 in cash on hand (which, for purposes of calculating such amount, shall include the amount of Professional Fees paid prior to the Effective Time) and the Company and its Subsidiaries have no liabilities or obligations required to be accrued under GAAP (except those set forth on Section 2.7 of the Company Disclosure Schedule), then Parent shall issue a number of additional shares of Parent Common Stock to the Company Stockholders to be determined by dividing such excess by $3.00, provided that if such excess is more than $1,500,000 (i.e., the Company has more than $9,000,000 in cash on hand which, for purposes of calculating such amount, shall include the amount of Professional Fees paid prior to the Effective Time), the Parent shall not be obligated to issue any additional shares of Parent Common Stock with respect to such excess over $1,500,000 (such shares along with the 2,500,000 shares referenced in the prior sentence, collectively the “Additional Shares”). The Company shall have the right, but not the obligation, to distribute any cash in excess of $9,000,000 (which, for purposes of calculating such amount, shall include the amount of Professional Fees paid prior to the Effective Time) to its stockholders immediately prior to the Closing Date. By way of example only, if the Company has $8,000,000 in cash on hand (which, for purposes of calculating such amount shall include the amount of Professional Fees paid prior to the Effective Time) at the Effective Time, then Parent shall issue (i) 2,500,000 shares of Parent Common Stock, plus (ii) 166,667 shares of Parent Common Stock to the Company Stockholders. For the avoidance of doubt, for purposes of calculating whether the Company has satisfied the condition of having $7,500,000 in cash or is entitled to Additional Shares, the Company shall receive a credit for all payments of Professional Fees made by the Company prior to the Closing Date for which Parent would have been required to pay under Section 7.3(a) hereof assuming the Closing of the Merger has occurred.

5.14          Private Placement. Prior to execution of this Agreement, Parent has issued and sold to the Company (or at the Company’s option one or more investors) between 833,333 and 1,000,000 shares of Parent Common Stock for an aggregate net purchase price to Parent of between $2,500,000 and $3,000,000 (the “Private Placement”). If the Company was the investor in any shares of Parent Common Stock in the Private Placement, then, at Closing, Parent shall issue an additional number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock purchased by the Company in the Private Placement and the shares of Parent Common Stock sold to the Company in the Private Placement shall be cancelled and extinguished at Closing (any such shares issued in lieu of cancelled shares shall be referred to herein as “Exchanged Shares”).

5.15          Warrant Registration. Immediately following the Closing, Parent shall use its best efforts to file a registration statement on Form S-3 (the “S-3”) with the SEC for the exercise of the New Warrants and the $.02 Warrants, if applicable, and the sale of the shares of Parent Common Stock issuable thereunder and cause such S-3 to become effective.

5.16          Tax Opinion. The Parties shall use commercially reasonable efforts to enable the Company to receive a written opinion, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes the Merger more likely than not will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

5.17          Professional Fees. On or prior to the Closing, each of the Company and Parent shall submit to the other a statement of all Professional Fees paid or accrued by the Company or Parent and its Subsidiaries in connection with the transactions contemplated hereby and such amounts shall constitute all of the Professional Fees of such party for purposes of this Agreement.

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ARTICLE VI
CONDITIONS OF MERGER

6.1              Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a)                Stockholder Approval. The Parent Stockholder Approval (but only for the issuance of the Merger Consideration, except the authorization of the Parent Preferred Stock) and the Company Stockholder Approval shall have been obtained (it not being a condition to Closing that the Parent’s stockholders approve the Amendments);

(b)               Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

(c)                Approval for Listing of Shares. The shares of Parent Common Stock shall have been approved for listing (subject only to notice of issuance) on the NYSE MKT, effective at the Effective Time.

(d)               No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal;

(e)                Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent and the Company Representative.

6.2              Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by the applicable law:

(a)                Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true, complete and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects and (ii) representations and warranties which address matters only as of a particular date;

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(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)                Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Company Disclosure Schedule (or not described on the Company Disclosure Schedule but required to be so described) have been obtained; and (ii) those approvals of other third parties described in Sections 2.4(c) and 2.4(d) (or not described in Sections 2.4(c) and 2.4(d) of the Company Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect;

(d)               Company Balance Sheet. At the Effective Time, the Company and its Subsidiaries (a) will have at least $7,500,000 in cash on hand (which, for purposes of calculating such amount, shall include the amount of Professional Fees (as defined in Section 5.13) paid prior to the Effective Time), (b) shall have no liabilities or obligations required to be accrued under GAAP (except those set forth on Section 2.7 of the Company Disclosure Schedule), (c) shall have no indebtedness for borrowed money, and (d) shall be solvent, able to pay each of its indebtedness as it matures and have capital sufficient to carry on each of its businesses;

(e)                No Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect;

(f)                Dissenters’ Rights. Holders of no more than 10% of the issued and outstanding Company Capital Stock shall have demanded and perfected their right to an appraisal of the Company Capital Stock in accordance with the DGCL;

(g)               Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in clause (a) of Section 6.1 and clauses (a) through (f) and clause (h) of this Section 6.2 are satisfied in all respects;

(h)               Company Intellectual Property. No Company Intellectual Property shall, as of the Effective Date, be held unpatentable, invalid or unenforceable by a court of competent jurisdiction;

(i)                 Voting Agreements. The Voting Agreements shall have been executed and delivered by the stockholders of Company Common Stock and such Voting Agreements shall be in full force and effect; and

(j)                 Other Deliveries. Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

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6.3              Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

(a)                Representations and Warranties. The representations and warranties of Parent contained Article III shall be true, complete and correct in all material respects as of when made and on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects; and (ii) representations and warranties which address matters only as of a particular date;

(b)               Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c)                Third Party Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Parent Disclosure Schedule (or not described on the Parent Schedule but required to be so described) shall have been obtained; (ii) those approvals of other third parties described in Sections 3.4(c) and 3.4 (d) (or not described in Sections 3.4(c) and 3.4 (d) but required to be so described) have been obtained, except where the failure to have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect and (iii) the persons set forth on Section 6.3(c) of the Parent Disclosure Schedule shall have delivered consents and/or waivers of their anti-dilution or change of control provisions set forth in certain securities of Parent held by such persons;

(d)               Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;

(e)                Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.3 is satisfied in all respects;

(f)                Issuance of Additional and Exchanged Shares. Subject to the fulfillment of the conditions set forth in Sections 5.13 and 5.14, the Parent shall have issued the Additional Shares and the Exchanged Shares;

(g)               Voting Agreements. The Voting Agreements shall have been executed and delivered by the stockholders of Parent’s Common Stock and such Voting Agreements and shall be in full force and effect;

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(h)               Solvency. Each of Parent and its Subsidiaries shall be solvent, able to pay each of its indebtedness as it matures and have capital sufficient to carry on each of its businesses, and not be in default under any material agreement to which it is a party;

(i)                 Resignation of Directors and Officers. The Company shall have received written resignations from all of the directors and officers of the Parent set forth on Schedule 6.3(i) attached hereto effective as of the Effective Time and the directors and officers to be designated by Parent and the Company as set forth in Sections 1.6 and 5.12 shall have been appointed as set forth therein;

(j)                 Employment Agreements. The employment agreements of each of Will Rosellini and Peter Hardigan shall be assumed by Parent, effective as of the Closing, with such changes thereto as are agreed between such person’s and the Company;

(k)               Termination and Waiver. The employment arrangements of each of the persons set forth on Schedule 6.3(k) shall have been terminated and/or amended, in form and substance as set forth in Exhibits F-1 through F-6 respectively; and

(l)                 Other Deliveries. The Company shall have received such other certificates and instruments (including without limitation, if reasonably available, certificates of good standing of the Parent and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1              Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)                by mutual written consent of the Company, Parent and Merger Sub duly authorized by each of the Boards of Directors of each;

(b)               by either Parent or the Company if the Merger shall not have been consummated on or before March 15, 2013; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)                by either Parent or the Company, if there shall have been any law enacted by a Governmental Authority prohibiting the consummation of the Merger, or any Governmental Authority having competent jurisdiction shall have issued an order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger;

(d)               by Parent or the Company if the Parent Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Parent Stockholder Approval (but only with respect to the issuance of the Merger Consideration) shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

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(e)                by Parent or the Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(f)                by Parent, if (i) the Board of Directors of the Company, or any authorized committee thereof, shall have effected a Company Board Recommendation Change; (ii) the Board of Directors of the Company, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, or withdrawn or modified in a manner adverse to Parent, its recommendation or approval of the Merger and this Agreement; (iii) Company shall have entered, or caused the Company or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal; (iv) Company shall have breached Section 4.2; or (v) the Board of Directors of Company, or any authorized committee thereof shall have resolved to do any of the foregoing;

(g)               by Company, if (i) the Board of Directors of Parent, or any authorized committee thereof, shall have effected a Parent Board Recommendation Change; (ii) the Board of Directors of Parent, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of Parent, or withdrawn or modified in a manner adverse to Company, its recommendation or approval of the Merger and this Agreement; (iii) Parent shall have entered, or caused the Parent or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Parent Acquisition Proposal; (iv) Parent shall have breached Section 4.3; (v) Parent shall have failed to include the Parent Board Recommendation in the Proxy Statement or (vi) the Board of Directors of Parent, or any authorized committee thereof shall have resolved to do any of the foregoing;

(h)               by Parent, if neither Parent nor Merger Sub is then in material breach of its obligations or representations and warranties under this Agreement, and if (i) the Company breaches its representations and warranties herein such that Section 6.2(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to the Company;

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(i)                 by the Company, if it is not then in material breach of its obligations, representations and warranties under this Agreement, and if (i) either Parent or Merger Sub breaches its representations and warranties herein such that Section 6.3(a) would not be satisfied; or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to Parent;

(j)                 (A) by Parent, if at any time prior to obtaining the Parent Stockholder Approval, Parent determines to enter into a definitive agreement relating to a Parent Acquisition Proposal that the Board of Directors of Parent has determined constitutes a Parent Superior Proposal; provided that the (i) the Board of Directors of Parent shall have effected a Parent Board Recommendation Change in accordance with Section 4.3(c) and shall have complied with all provisions of Section 4.3; (ii) Parent is not in breach in any material respect with the terms of this Agreement; (iii) Parent shall have entered into a definitive agreement relating to the Parent Acquisition Proposal that the Board of Directors of Parent has determined constitutes a Parent Superior Proposal and (iv) concurrently with the termination of this Agreement, Parent pays the Termination Fee payable to the Company pursuant to Section 7.3(c) or (B) by Company, if Company determines to enter into a definitive agreement relating to a Company Acquisition Proposal that the Board of Directors of Company has determined constitutes a Company Superior Proposal; provided that the (i) the Board of Directors of Company shall have effected a Company Board Recommendation Change in accordance with Section 4.2(c) and shall have complied with all provisions of Section 4.2; (ii) Company is not in breach in any material respect with the terms of this Agreement; (iii) Company shall have entered into a definitive agreement relating to the Company Acquisition Proposal that the Board of Directors of Company has determined constitutes a Company Superior Proposal and (iv) concurrently with the termination of this Agreement, Company pays the Company Termination Fee payable to the Parent pursuant to Section 7.3(b); or

(k)               by the Company, at any time, upon the payment to Parent of the fee set forth in Section 7.3(b).

7.2              Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.2(b), 5.8, 7.3 and Article VIII, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except, subject to Section 7.3(g), that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or from any obligation to pay, if and as applicable, the Company Termination Fee or the Parent Termination Fee.

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7.3              Fees and Expenses.

(a)                Except as set forth in this Section 7.3, Parent shall pay the Professional Fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby, except that, in the event that this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1, Parent’s share of such Professional Fees shall not exceed $50,000 and, provided, that if the Closing occurs, the Professional Fees incurred by the Company shall not exceed $1,000,000 in the aggregate (which, for purposes of calculating such $1,000,000 limitation, shall include amounts paid by the Company on or prior to the Effective Time and amounts assumed by Parent and the Surviving Corporation on and after the Effective Time. Furthermore, Parent shall not incur fees and expenses in excess of $1,000,000, in the aggregate, for attorney, accountant and other professionals (other than fees and expenses for any broker, financial advisor, investment banker, or proxy solicitor identified to the Company) regarding services provided to the Parent in connection with the consummation of the transactions contemplated hereby.

(b)               In the event that either (A) the Company terminates this Agreement pursuant to Section 7.1(j)(B) or 7.1(k) or (B) the Parent or the Company validly terminates this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $5,000,000 (the “Company Termination Fee”), which Company Termination Fee shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(c)                In the event that (i) the Company validly terminates this Agreement pursuant to Section 7.1(g) or (ii) Parent validly terminates this Agreement pursuant to Section 7.1(j)(A), then, in any such case, Parent shall pay to the Company, simultaneously with such termination of this Agreement, a fee (the “Parent Termination Fee”) equal to the sum of (x) $3,000,000 plus (y) 5% of the consideration paid to all security holders of Parent in connection with the Parent Superior Proposal in the same form as such consideration is paid to such security holders (i.e., 5% of the cash, securities and any other form of consideration paid in connection with the Parent Superior Proposal), which Parent Termination Fee, to the extent it is cash, shall be payable by wire transfer of immediately available funds to an account specified by the Company; provided, that, notwithstanding anything to the contrary set forth herein, a Parent Termination Fee shall only be payable if the termination of this Agreement is in connection with or solely due to the Parent entering into an agreement for a Parent Superior Proposal.

(d)               In the event that this Agreement is validly terminated by Parent pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(h), and at or prior to the time of such termination, a Parent Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to Parent and (ii) within six (6) months following the termination of this Agreement, (y) Parent enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Parent Acquisition Proposal or (z) such previously proposed, communicated, known or announced Parent Acquisition Proposal is otherwise consummated, then, in any such case, Parent shall pay to the Company the Parent Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of the foregoing clause (z) each reference to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be a reference to “35%”).

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(e)                In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(b) or Section 7.1(i) and at or prior to the time of such termination, a Company Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to the Company and (ii) within six (6) months following the termination of this Agreement, (A) the Company enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Company Acquisition Proposal or (B) such previously proposed, communicated, known or announced Company Acquisition Proposal is otherwise consummated, then, in any such case, Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of the foregoing clause (B) each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “35%”).

(f)                Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay the Parent Termination Fee or the Company Termination Fee when due pursuant to Section 7.3, and, in order to obtain such payment, either Parent or the Company, as applicable, commences an Action that results in an award against the Company or Parent, as applicable, for such fee, the Company or Parent, as applicable, shall pay the other Party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Under no circumstances shall any Party be required to pay more than one fee in respect of termination under this Section 7.3.

(g)               Notwithstanding anything to the contrary in this Agreement, (i) each of Parent and Merger Sub acknowledges and agrees that if Parent is entitled to receive the Company Termination Fee, the right to receive such payment shall be the sole and exclusive remedy for the termination of this Agreement and such payment shall be the full and final payment for any such termination pursuant to Section 7.1 hereof and Parent and Merger Sub shall be deemed to have waived any and all claims and held Company harmless in exchange for such payment, and (ii) the Company acknowledges and agrees that if the Company is entitled to receive the Parent Termination Fee, the right to receive such payment shall be the sole and exclusive remedy for the termination of this Agreement and such payment shall be the full and final payment for any such termination pursuant to Section 7.1 hereof and the Company shall be deemed to have waived any and all claims and held Parent and Merger Sub harmless in exchange for such payment

7.4              Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time subject to the applicable provisions of the BCL and the DGCL. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

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7.5              Waiver. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE VIII

COMPANY REPRESENTATIVE

8.1              Appointment of Company Representative. Pursuant to the Company Stockholder Approval and the transmittal letter, the Company Representative is appointed, authorized and empowered to be the representative, agent and attorney-in-fact of each of the Company Stockholders, with full power of substitution, to make the particular decisions and determinations specified in this Agreement and the Escrow Agreement, that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Company Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Company Representative shall have the power to take any of the following actions on behalf of such Company Stockholders: (a) to give and receive notices, communications and consents under this Agreement and the Escrow Agreement; (b) to waive applicable provisions of this Agreement and the Escrow Agreement; (c) to assert any claim or institute any action against or defend, contest or litigate any action related to the Escrow Fund (d) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Escrow Agreement; (e) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Escrow Agreement; and (f) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 8.1 and the transactions contemplated hereby. Notwithstanding anything to the contrary set forth herein or in the Escrow Agreement, the Company Representative shall have no right, by virtue of its capacity as Company Representative, to direct the vote or disposition of any shares of capital stock owned by a Company Stockholder. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Company Stockholder shall not terminate such appointment or the authority and agency of the Company Representative.

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8.2              Authority. The appointment of the Company Representative by each such Company Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Company Stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, members, managers, successors and assigns of each such Company Stockholder. All decisions of the Company Representative shall be final and binding on all of the Company Stockholders and no such Company Stockholders shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Company Representative and any document executed by the Company Representative on behalf of any such Company Stockholders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Company Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Company Stockholder, Parent, the Company, any third Person or any other evidence deemed by the Company Representative to be reliable, and the Company Representative shall be entitled to act on the advice of counsel selected by it. The Company Representative shall be fully justified in failing or refusing to take any action under this Agreement or the Escrow Agreement unless it shall have received such advice or concurrence of such Company Stockholders as it deems appropriate or it shall have been expressly jointly and severally indemnified to its satisfaction by the Company Stockholders appointing it against any and all losses and other liabilities and expenses that the Company Representative may incur by reason of taking or continuing to take any such action.

8.3              Counsel. The Company Representative shall be entitled to retain counsel acceptable to it and to incur such expenses as the Company Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the Escrow Agreement, and all such fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Company Representative shall be paid by Company Stockholders.

8.4              Limitation on Liability. The Company Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Company Stockholders arising out of any act done or omitted by the Company Representative in connection with the acceptance or administration of the Company Representative’s duties hereunder, unless such act or omission involves gross negligence or fraud. The Company Stockholders shall indemnify and hold harmless the Company Representative and its partners, stockholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each, a "Company Representative Indemnified Party") from and against all losses, liabilities, claims or expenses incurred or suffered by the Company Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Company Representative under this Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such Company Stockholders. None of the Company Representative Indemnified Parties shall be liable to any Company Stockholders in respect of such arrangements or actions or omissions in connection therewith.

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8.5              Resignation. The Company Representative may resign by providing fourteen (14) days prior written notice to the Company and Parent. Upon the resignation of the Company Representative, a majority-in-interest of the Company Stockholders (based on the relative voting rights and percentage ownership in the Company immediately prior to the Effective Time) shall appoint a replacement Company Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Company Representative notifying Parent in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Company Representative as set forth in such written notice.

ARTICLE IX

GENERAL PROVISIONS

9.1              Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a)           If to Parent or Merger Sub:

DOCUMENT SECURITY SYSTEMS, INC.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

Telecopier:

E-Mail:

Attention:

With copies to:

Troutman Sanders LLP

405 Lexington Avenue

New York, NY 10174

Telecopier: 212-704-8346

E-Mail: james.kaplan@troutmansanders.com

Attention: James Kaplan

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(b)           If to the Company:

LEXINGTON TECHNOLOGY GROUP, INC.

375 Park Avenue, 26th Floor

New York, NY 10152

Telecopier:

E-Mail: will@socialnetip.com

Attention: Will Rosellini

With copies to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Telecopier: 212-983-3115

E-Mail: KKoch@mintz.com

Attention: Ken Koch

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

9.2              Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.4              Entire Agreement. This Agreement (including all exhibits and schedules hereto and thereto), any non-disclosure or other agreement pertaining to the treatment of confidential information by and between the parties hereto (or any of them), and any other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

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9.5              Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

9.6              Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I and Sections 5.10 and 5.11 are intended for the benefit of each of the individuals specified therein and their successors and assigns.

9.7              Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

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9.8              Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Delaware corporate law. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 9.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or any Federal Court of the United States of America sitting in New York City, New York.

9.9              Nonsurvival of Representations. None of the representations and warranties in this Agreement shall survive the Effective Time and no party shall have any liability to any other party with respect thereto. This Section 9.9 shall not limit or affect any covenant or agreement of the parties which by its terms provides for performance after the Effective Time.

9.10          Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Company Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name:	Patrick White
Title:	CEO

DSSIP, INC.

By:	/s/ Patrick White
Name:	Patrick White
Title:	CEO

LEXINGTON TECHNOLOGY GROUP, INC.

By:	/s/ Will Rosellini
Name:	Will Rosellini
Title:	CEO

HUDSON BAY MASTER FUND LTD.,
solely for the purposes of Sections 1.16
and 6.1(e) and Article VII

By:	/s/ Yoav Roth
Name:	Yoav Roth
Title:	Authorized Signatory

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EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of _                , 2012 (the “Agreement”), by and among DOCUMENT SECURITY SYSTEMS, INC. (the “Parent”), HUDSON BAY MASTER FUND LTD., as representative (the “Stockholders’ Representative”) of the stockholders (the “Stockholders”) of LEXINGTON TECHNOLOGY GROUP, INC. (the “Company”), and American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent”).

WHEREAS, the Parent and the Company have entered into an Agreement and Plan of Merger by and among Parent, DSSIP, Inc., the Company and Stockholders’ Representative, dated as of ___________, 2012 (the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement);

WHEREAS, pursuant to Section 1.8 of the Merger Agreement, at the Effective Time, Parent shall deliver 7,100,000 shares of Parent Common Stock (the “Escrow Shares”) to the Escrow Agent to be held in escrow;

WHEREAS, pursuant to the Merger Agreement, the Stockholders have appointed the Stockholders’ Representative to represent them for certain purposes in connection with the provisions of the Merger Agreement and this Agreement; and

WHEREAS, the Escrow Agent has agreed to hold, invest and/or release the Escrow Shares pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Appointment of Escrow Agent.  The Parent, the Stockholders and the Company hereto hereby constitute and appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.           Deposit of Escrow Shares.  On the Effective Date, Parent shall deposit with the Escrow Agent the Escrow Shares in the form of certificates, or, if requested at Closing, in book entry, in the name of the Stockholders, to be held and disbursed subject to the terms and conditions of this Agreement.

3.           Disbursement of the Escrow Shares.

(a)          The Escrow Agent shall hold the Escrow Shares and disburse the Escrow Shares in accordance with the terms of this Agreement until the earlier of (i) the last date upon which the closing price per share of Parent Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 Trading Days (as hereinafter defined) within a continuous 90 Trading Day period following the Closing Date (the “Stock Target Date”) or (ii) __________, 2013 (the “Termination Date”). The number of Escrow Shares beneficially owned by each Stockholder is set forth on Schedule 1 hereto. Such Schedule shall list each Stockholder and such Stockholders’ interest in the Escrow Shares. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3. For purposes of this Agreement, “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Parent Common Stock, any day on which Parent Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which Parent Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that Parent Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) or (y) with respect to all determinations other than price determinations relating to Parent Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities. For purposes of this Agreement, “Principal Market” means the NYSE MKT, or if NYSE MKT is not the principal trading market for Parent Common Stock, then the principal securities exchange or securities market on which Parent Common Stock is then traded, or the over-the-counter market or the electronic bulletin board for such security.

(b)          Within three days following the Stock Target Date or the Termination Date, as the case may be, the Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent (“Joint Written Instructions”) providing for the disbursement of the Escrow Shares to the Stockholders or Parent, as the case may be. If Joint Written Instructions are not provided, then Sections 3(c) and 3(d) below and the other terms and conditions of this Agreement shall govern the disposition of the Escrow Shares. The disbursement of Escrow Shares, if any, to the Stockholders shall be made directly from the Escrow Agent to each Stockholder at the address provided by such Stockholder in the letter of transmittal submitted by such Stockholder pursuant to the Merger Agreement. The parties hereto agree that in no event shall the Stockholders' Representative be obligated to receive or disburse any Escrow Shares on behalf of any Stockholder.

(c)          If Joint Written Instructions have not been delivered to the Escrow Agent in accordance with Section 3(b), then (i) the Stockholders’ Representative may demand delivery of the Escrow Shares upon written notice to both the Escrow Agent and the Parent (the “Stockholders’ Demand”) and (ii) the Parent may demand delivery of the Escrow Shares upon written notice to both the Escrow Agent and the Stockholders’ Representative (“Parents’ Demand”). In the event of a Stockholders’ Demand, if the Parent does not object to such disbursement by providing a written notice of its objection (the “Parent Objection”) to both the Escrow Agent and the Stockholders’ Representative within 10 days of the date of the Stockholders’ Demand, the Escrow Agent shall disburse the Escrow Shares to the Stockholders within three business days after the expiration of such 10 day period. In the event of Parents’ Demand, if the Stockholders’ Representative does not object to such disbursement by providing a written notice of its objection (the “Stockholders’ Objection”) to both the Escrow Agent and the Parent within 10 days of the date of Parent’s Demand, the Escrow Agent shall disburse the Escrow Shares to the Parent within three business days after the expiration of such 10 day period. A Parent Objection or Stockholders’ Objection, as applicable, shall set forth in detail the basis of such objection.

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(d)          If the Stockholders’ Representative timely delivers a Stockholders’ Objection or the Parent timely delivers a Parent Objection, as the case may be, the Escrow Agent shall not disburse, and shall continue to hold the Escrow Shares or the disputed portion thereof, as the case may be, pending receipt of either (i) delivery instructions signed by the Parent and the Stockholders’ Representative, specifying the agreement of the parties as to the action to be taken by the Escrow Agent (“Joint Payment Instructions”) or (ii) a notice from either the Parent or the Stockholders’ Representative stating that the dispute has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered or such dispute has been submitted to a panel of arbitrators with proper jurisdiction and that a final non-appealable award with respect to such arbitration has been rendered (in each case, a “Judgment Notice”) which is accompanied by a copy of a final, nonappealable order of such court or such arbitration panel, as the case may be (each an “Order”), pursuant to which such court or panel of arbitrators has determined whether and to what extent the party seeking the Escrow Shares is entitled to the amount requested. Upon receipt of Joint Payment Instructions or a Judgment Notice accompanied by an Order, as the case may be, the Escrow Agent shall disburse the Escrow Shares as instructed in the Joint Payment Instructions or Judgment Notice, as applicable, within three business days after receipt of such Joint Payment Instructions or Judgment Notice accompanied by an Order. A copy of the Judgment Notice or Order shall be delivered to each party at the same time as it is delivered to the Escrow Agent. The Escrow Agent may rely on its own reasonable judgment as to whether an order constitutes an Order.

(e)          Notwithstanding anything to the contrary set forth herein, if at any time the Escrow Agent shall receive Joint Written Instructions to release the Escrow Shares, then within three business days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Escrow Shares in accordance with such Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions whenever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of the this Agreement.

(f)          Except as expressly provided otherwise herein, each Stockholder shall at all times retain and have the full and absolute right to exercise all rights and indicia of ownership with respect to the Escrow Shares owned by such Stockholder, including, without limitation, voting and consensual rights and the Stockholders’ Representative shall have no right, by virtue of its capacity as Stockholders’ Representative, to direct the vote or disposition of any of the Escrow Shares; provided, however, that the Stockholders shall have no right to transfer, pledge or encumber or otherwise dispose of in any manner whatsoever any Escrow Shares, except as otherwise may be provided herein. For tax purposes the Escrow Shares shall be treated as having been actually issued and transferred to the Stockholders and the Stockholders shall be considered the owners of the shares from the date of issue. All dividends or distributions or proceeds in stock or other property issued in respect of the Escrow Shares shall be deposited into the Escrow Account and become part of the Escrow Shares and shall ultimately be distributed to the person or entity which receives the Escrow Shares. Any such dividends or distributions or proceeds deposited into the Escrow Shares shall be attributed to each Stockholder in his, her or its proportionate interest as set forth on Schedule 1 hereto.

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4.            Concerning the Escrow Agent.

4.1          Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

4.2          Indemnification.  The Escrow Agent shall be indemnified and held harmless, jointly and severally, by the Parent and the Company (which such indemnification liability between Parent and Company shall be split equally) from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of this Section 4.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 4.5 or 4.6 below.

4.3          Compensation.  The Parent shall pay the fees and the expenses of the Escrow Agent for its services hereunder. The provisions of this Section 5.3 shall survive any termination of this Agreement and removal or resignation of the Escrow Agent.

4.4          Further Assurances.  From time to time, on and after the date hereof, the Parent and the Stockholders’ Representative shall deliver, or cause to be delivered, to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

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4.5         Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Parent, the Escrow Shares held hereunder.  If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

4.6         Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Parent and the Stockholders’ Representative, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 4.5.

4.7         Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.           Miscellaneous.

5.1         Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of New York, without giving effect to the conflict of law principles thereof.

5.2         Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

5.3         Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

5.4         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

5.5         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to Parent, to:

DOCUMENT SECURITY SYSTEMS, INC.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

Telecopier:

E-Mail:

Attention:

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With copies to:

Troutman Sanders LLP

405 Lexington Avenue

New York, NY 10174

Telecopier: 212-704-8346

E-Mail: james.kaplan@troutmansanders.com

Attention: James Kaplan

[If to the Stockholders’ Representative]:

[____________________]

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue,

New York, New York 10017

Attention: Kenneth Koch, Esq.

and if to the Escrow Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Joe Smith

With a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: General Counsel

          The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

5.6         Counterparts. This Agreement may be executed in several counterparts, each one of which may be delivered by facsimile or .pdf transmission and each of which shall constitute an original, and together shall constitute but one instrument.

(Remainder of page intentionally left blank. Signature pages to follow.)

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          IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.

HUDSON BAY MASTER FUND LTD.

By:

DOCUMENT SECURITY SYSTEMS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent

By:
Name:
Title:

EXHIBIT B

CERTIFICATE OF MERGER

OF

DSSIP, INC.

(a Delaware Corporation)

INTO

LEXINGTON TECHNOLOGY GROUP, INC.

(a Delaware Corporation)

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation hereby certifies as follows:

1.	The constituent corporations are Lexington Technology Group, Inc., a Delaware corporation (the “Company”) and DSSIP, Inc., a Delaware corporation (together with the Company, the “Constituent Corporations”).

2.	An Agreement and Plan of Merger, dated as of _______, 2012 (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations.

3.	The Company shall be the surviving corporation after the merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall remain Lexington Technology Group, Inc.

4.	The certificate of incorporation of the Surviving Corporation as now in force and effect, shall continue to be the certificate of incorporation of said Surviving Corporation until amended and changed in accordance with the provisions of the DGCL.

5.	A copy of the executed Merger Agreement is on file at the office of the Surviving Corporation, the address of which is as follows:

375 Park Avenue, 26th Floor

New York, NY 10152

6.	A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

7.	This Certificate of Merger (“Certificate”) shall be effective at such time as this Certificate is filed with the Secretary of the State of Delaware in accordance with the provisions of Section 103 and 251(c) of the DGCL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer as of ______, 2012.

LEXINGTON TECHNOLOGY GROUP, INC.

By:
Name
Title:

EXHIBIT C

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DOCUMENT SECURITY SYSTEMS, INC.
Under Section 805 of the Business Corporation Law

The undersigned, being the Chief Executive Officer of Document Security Systems, Inc. (the "Corporation"), hereby certifies as follows:

1.	The name of the Corporation is Document Security Systems, Inc. The name under which the Corporation was formed was Thoroughbreds, U.S.A., Inc.

2.	The Certificate of Incorporation was originally filed on May 30, 1984 in the name of Thoroughbreds, U.S.A., Inc. A Certificate of Amendment was filed on June 10, 1985. A Certificate of Amendment was filed on July 8, 1986 changing the name of the Corporation to New Sky Communications, Inc. A Certificate of Amendment was filed on February 3, 2003 changing the name of the Corporation to Document Security Systems, Inc. A Certificate of Correction of the Certificate of Amendment was filed on October 20, 2003.

3.	[NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK]

4.	Section 3 of the Certificate of Incorporation is hereby amended and supplemented to include the following:

1.           Designation and Amount. The class of preferred stock hereby classified shall be designated the “Series A Convertible Preferred Stock”. The initial number of authorized shares of the Series A Convertible Preferred Stock shall be _________ (____), which shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock shall have a par value of $0.02.

2.           Dividends. From and after the first date of issuance of any shares of Series A Convertible Preferred Stock (the “Initial Issuance Date”), the holders of Series A Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of common stock, par value $0.02 per share ( the “Common Stock”), pro rata to the holders of Common Stock to the same extent as if such Holders had converted the Series A Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions (provided, however, to the extent that a Holder's right to participate in any such dividend or distribution would result in the Holder exceeding the Maximum Percentage (as defined below), then the Holder shall not be entitled to participate in such dividend or distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend or distribution to such extent) and the portion of such dividend or distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time such Holder shall be delivered such dividend or distribution to the extent as if there had been no such limitation). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

3.           Liquidation Preference. Upon any Liquidation Event (as defined below), after provision for payment of all debts and liabilities of the Corporation, any remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock and the holders of Series A Convertible Preferred Stock as if the Series A Convertible Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section 6 hereof immediately prior to such distribution. For purposes of this Certificate of Amendment, a "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its Subsidiaries (as defined below), the sale of assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

4.           Fundamental Transactions.

(a)          Certain definitions. For purposes of this Certificate of Amendment, the following definitions shall apply:

(i)          "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(ii)         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(iii)        "Eligible Market" means The New York Stock Exchange, Inc., the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(iv)        "Fundamental Transaction" means that the Corporation shall (or in the case of clause (F) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another entity, or (C) allow another entity or entities to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the entity or entities making or party to, or associated or affiliated with the entity or entities making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other entity or other entities making or party to, or associated or affiliated with the other entities making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock, or (F) become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock.

(v)         "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(vi)        "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(vii)       "Required Holders" means the holders of record of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

(viii)      “Stated Value” shall mean $0.02 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Convertible Preferred Stock after the Initial Issuance Date.

(ix)         "Successor Entity" means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(x)          "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xi)         "Voting Stock" means capital stock of the class or classes pursuant to which the holders thereof have the general voting power to elect or the general power to appoint, at least a majority of the board of directors, managers or trustees thereof (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(b)          Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Amendment in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Convertible Preferred Stock in exchange for such Series A Convertible Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Amendment including, without limitation, having a stated value equal to the Stated Value of the Series A Convertible Preferred Stock held by such Holder and having similar ranking to the Series A Convertible Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Amendment referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Amendment with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series A Convertible Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series A Convertible Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Convertible Preferred Stock), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Amendment, which the Holder would have been entitled to receive had such Holder converted the Series A Convertible Preferred Stock in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to receive such shares to such extent (or to beneficially own any shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time such Holder shall be delivered such shares to the extent as if there had been no such limitation). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Convertible Preferred Stock.

5.           Voting Rights.

(a)          General. The Holders shall not be entitled to vote, except (i) as otherwise required by applicable law and (ii) subject to Section 6(i), that each issued and outstanding share of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Convertible Preferred Stock is convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to matters presented to the stockholders of the Corporation for their action or consideration in connection with (A) a Fundamental Transaction or (B) the issuance by the Corporation, directly or indirectly, in one or more related transactions or series of related transactions, of shares of Common Stock, Options (as defined below) or Convertible Securities (as defined below) if, in the aggregate, the number of such shares of Common Stock together with the number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of such Options and Convertible Securities is more than 20% of the number of shares of Common Stock issued and outstanding prior to any such issuance (such issuance, the "Twenty Percent Issuance").

(b)          Series A Convertible Preferred Stock Protective Provisions. In addition to any other rights provided by law, the Corporation shall not and shall not permit any direct or indirect Subsidiary (as defined below) of the Corporation to, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock:

(i)          increase the authorized number of shares of Series A Convertible Preferred Stock; or

(ii)         amend, alter or repeal the preferences, special rights or other powers of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock.

6.           Conversion. Subject to Section 6(i), each share of Series A Convertible Preferred Stock may be converted into shares of Common Stock at any time or times, at the option of any Holder as provided in this Section 6, provided, however, that in connection with any Liquidation Event, the right of conversion shall terminate at the close of business on the full Business Day next preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Convertible Preferred Stock.

(a)          Certain definitions. For purposes of this Certificate of Amendment, the following definitions shall apply:

(i)          "Bloomberg" means Bloomberg Financial Markets.

(ii)         "Conversion Amount" means the Stated Value.

(iii)        "Conversion Price" means $0.02, subject to adjustment as provided herein.

(iv)        "Subsidiary" means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(b)          Conversion. The number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock pursuant to this Section 6 shall be determined by multiplying each such share of Series A Convertible Preferred Stock by the fraction set forth below (the "Conversion Rate"):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Convertible Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c)          Mechanics of Conversion. The conversion of Series A Convertible Preferred Stock shall be conducted in the following manner:

(i)          Holder's Delivery Requirements. To convert Series A Convertible Preferred Stock into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Convertible Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporation’s registered transfer agent (the "Transfer Agent") (if the Corporation does not have a registered transfer agent, references hereto to the "Transfer Agent" shall be deemed to be references to the Corporation) and (B) if required by Section 6(c)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series A Convertible Preferred Stock being converted (or compliance with the procedures set forth in Section 9) (the "Preferred Stock Certificates").

(ii)         Corporation's Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the "Share Delivery Date"), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 6(c)(iv), is greater than the number of shares of Series A Convertible Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Convertible Preferred Stock not converted.

(iii)        Corporation's Failure to Timely Convert.

(A)         Cash Damages. If within three (3) Trading Days after the Corporation's receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series A Convertible Preferred Stock (a "Conversion Failure"), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a "Buy-In"), then the Corporation shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Corporation's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Convertible Preferred Stock as required pursuant to the terms hereof.

(B)         Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Series A Convertible Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Convertible Preferred Stock that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not effect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 6(c)(iii)(A) or otherwise.

(iv)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Convertible Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the Preferred Stock Certificate unless (A) the full or remaining number of shares of Series A Convertible Preferred Stock represented by the Preferred Stock Certificate are being converted, in which case the Holder shall deliver such Preferred Stock Certificate to the Corporation promptly following such conversion, or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Convertible Preferred Stock upon physical surrender of any Series A Convertible Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series A Convertible Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series A Convertible Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Convertible Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Convertible Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Convertible Preferred Stock unless such Holder first physically surrenders the certificate representing the Series A Convertible Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Convertible Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Convertible Preferred Stock, the number of shares of Series A Convertible Preferred Stock represented by such certificate may be less than the number of shares of Series A Convertible Preferred Stock stated on the face thereof. Each certificate for Series A Convertible Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF Amendment RELATING TO THE SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6(c)(iv) THEREOF. THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6(c)(iv) OF THE CERTIFICATE OF AMENDMENT RELATING TO THE SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)          Reservation of Shares.

(i)          The Corporation shall have such number of its duly authorized and unissued shares of Common Stock for each Series A Convertible Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each such Series A Convertible Preferred Stock as of the Initial Issuance Date. The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Series A Convertible Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Convertible Preferred Stock held by each Holder at the time of issuance of the Series A Convertible Preferred Stock or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Series A Convertible Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Convertible Preferred Stock (other than pursuant to a transfer of Series A Convertible Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A Convertible Preferred Stock, pro rata based on the number of shares of Series A Convertible Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(ii)         If at any time while any of the Series A Convertible Preferred Stock remain outstanding the Corporation does not have a sufficient number of duly authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Convertible Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Convertible Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(e)          Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any "big four" international accounting firm. The Corporation shall cause, at the Corporation's expense (unless the accounting firm determines in favor of the Corporation, in which case the Holder shall be responsible for such expense), the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

(f)          Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(g)          Effect of Conversion. All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 6(c)(iii)(B), any shares of Series A Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

(h)          Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Convertible Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Convertible Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(i)          Maximum Percentage. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of Series A Convertible Preferred Stock, and no Holder shall have the right to convert any Series A Convertible Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Series A Convertible Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The Corporation shall not give effect to any voting rights of the Series A Convertible Preferred Stock, and any Holder shall not have the right to exercise voting rights with respect to any Series A Convertible Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Convertible Preferred Stock beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6(i) beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Convertible Preferred Stock, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder. In the event that the Corporation cannot pay any portion of any dividend, distribution, grant or issuance hereunder to a Holder solely by reason of this Section 6(i) (such shares, the "Limited Shares"), notwithstanding anything to the contrary contained herein, the Corporation shall not be required to pay cash in lieu of the payment that otherwise would have been made in such Limited Shares, but shall hold any such Limited Shares in abeyance for such Holder until such time, if ever, that the delivery of such Limited Shares shall not cause the Holder to exceed the Maximum Percentage, at which time such Holder shall be delivered such Limited Shares to the extent as if there had been no such limitation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

7.           Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 7.

(a)          Certain Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(i)          "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(ii)         "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(iii)        "Principal Market" means the Eligible Market that is the principal securities exchange market for the Common Stock.

(b)Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)          Voluntary Adjustment By Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate and approved by the Board of Directors in accordance with New York law.

(d)          Notices.

(i)          Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to Section 7 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 6(e).

(ii)         Except as otherwise required by law, the Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event.

(iii)        The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event will take place.

8.           Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

9.           Suspension from Trading. If on any day after the Initial Issuance Date, the sale of any of the shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock (the "Conversion Shares") (without giving effect to the Maximum Percentage) issuable hereunder cannot be made (i) because of the suspension of trading by the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded (other than due to an event that causes the suspension of trading on such Principal Market or principal securities exchange or securities market of all securities generally) (a "Maintenance Failure"), then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance), the Corporation shall pay to each Holder, for each full consecutive fifteen (15) Trading Day period during which there is a Maintenance Failure, an amount in cash equal to one quarter of one percent (0.25%) of the product of (I) the total number of Conversion Shares issuable hereunder (without giving effect to the Maximum Percentage) and (II) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Date immediately prior to the first date of the Maintenance Failure and ending on the date such Maintenance Failure is cured or (ii) because of a failure to maintain the listing of the Common Stock on one or more Eligible Markets (a "Delisting Maintenance Failure"), then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity, including, without limitation, specific performance), the Corporation shall pay to each Holder, for each full consecutive fifteen (15) Trading Day period during which there is a Delisting Maintenance Failure, an amount in cash equal to one quarter of one percent (0.25%) of the Conversion Amount then held by such Holder. The payments to which a Holder shall be entitled pursuant to this Section 9 are referred to herein as "Suspension Payments". Suspension Payments shall be paid on the third Business Day after each full fifteen (15) day period during which there is a Maintenance Failure or a Delisting Maintenance Failure, as applicable

10.         Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates representing the Series A Convertible Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking (with surety, if reasonably requested by the Corporation) by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Convertible Preferred Stock into Common Stock.

11.         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Amendment shall be cumulative and in addition to all other remedies available under this Certificate of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series A Convertible Preferred Stock's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Amendment. The Corporation covenants to each holder of Series A Convertible Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series A Convertible Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Convertible Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Convertible Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.         Notice. Whenever notice or other communication is required to be given under this Certificate of Amendment, unless otherwise provided herein, such notice shall be given in accordance with contact information provided by each Holder to the Corporation and set forth in the register for the Series A Convertible Preferred Stock maintained by the Corporation as set forth in Section 15.

13.         Failure or Indulgence Not Waiver. No failure or delay on the part of any holder of Series A Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14.         Transfer of Series A Convertible Preferred Stock. A Holder may assign some or all of the Series A Convertible Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

15.         Series A Convertible Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Convertible Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the Series A Convertible Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16.         Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the BCL, this Certificate of Amendment or otherwise with respect to the issuance of the Series A Convertible Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation's stockholders or at a duly called meeting of the Corporation's stockholders, all in accordance with the applicable rules and regulations of the BCL and the applicable provisions hereof. This provision is intended to comply with the applicable sections of the BCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

17.         General Provisions. In addition to the above provisions with respect to Series A Convertible Preferred Stock, such Series A Convertible Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally.

18.         Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Amendment, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

5.	This Certificate of Amendment to the [Certificate of Incorporation] was authorized by the Board of Directors and shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on the [__] day of [____] 2012, and affirms the statements contained therein as true under the penalties of perjury.

DOCUMENT SECURITY SYSTEMS, INC.

By:
Name:
Its: Chief Executive Officer

EXHIBIT I

DOCUMENT SECURITY SYSTEMS, INC.

Reference is made to the Certificate of Amendment of [the Certificate of Incorporation] of Document Security Systems, Inc. (the "Certificate of Amendment"). In accordance with and pursuant to the Certificate of Amendment, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.02 per share (the "Series A Convertible Preferred Stock"), of Document Security Systems, Inc., a New York corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.02 per share (the "Common Stock"), of the Corporation, as of the date specified below. The undersigned represents and warrants that such conversion is not prohibited by Section 6(i) of the Certificate of Amendment.

Date of Conversion:

Number of shares of Series A Convertible Preferred Stock to be converted:

Stock certificate no(s). of Series A Convertible Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Convertible Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs [______] to issue the above indicated number of shares of Common Stock.

DOCUMENT SECURITY SYSTEMS, INC.

By:

Name:
Title:

EXHIBIT D

(Form of $.02 Warrant)

Warrant No. W-___	Number of Shares: ____________

Date of Issuance: _________ __, 2012 (“Issuance Date”)

DOCUMENT SECURITY SYSTEMS, INC.

Common Stock Warrant

Document Security Systems, Inc., a New York corporation (the “Company”), for value received, hereby certifies that ________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (the “Warrant”) set forth below, to purchase from the Company, at any time after the date hereof and on or before [___________ __ 2022][TEN YEARS] (the “Expiration Date”), up to ________ (_______) shares of common stock of the Company (the “Warrant Stock”), par value $0.02 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to two cents ($.02) per share (subject to adjustment as set forth in Section 2). This Warrant is one of the $.02 Warrants (collectively, the “Warrants”) issued pursuant to that certain Agreement and Plan of Merger by and among the Company, DSSIP, Inc., Lexington Technology Group, Inc. and the Company Representative (as defined therein), dated as of October 1, 2012 (the “Merger Agreement”).

1.           Exercise.

(a)          Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”), at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the Exercise Price payable with respect to the number of shares of Warrant Stock purchased upon such exercise.  The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased by the Registered Holder, except as provided in Section 1(c).

(b)          Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in this Section 1.  At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)          Cashless Exercise.  Notwithstanding any provisions herein to the contrary, if at any time between the three (3) month anniversary of the Issuance Date and the Expiration Date the Registered Holder wishes to exercise this Warrant and there is no effective Registration Statement under the Securities Act registering the resale of the Warrant Stock by the Registered Holder at such time, then the Registered Holder may elect to exercise this Warrant or a portion hereof, and to pay for the Warrant Stock by way of a cashless exercise. If the Registered Holder wishes to effect a cashless exercise, the Registered Holder shall deliver the Exercise Notice duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, in which event the Company shall issue to the Registered Holder the number of shares of Warrant Stock computed according to the following equation:

; where

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = the Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant Stock being exercised.

A = the Fair Market Value (defined below) of one share of Common Stock on the Exercise Date.

B = the Exercise Price (as adjusted pursuant to the provisions of this Warrant).

C = the Closing Sale Price ending on the Trading Day before the Exercise Date if exercised on the Exercise Date before 4:00:00 p.m, New York time, or if exercised on the Exercise Date after 4:00:00 p.m. New York time, then the Closing Sale Price on the Exercise Date.

For purposes of this Section 1(c), the “Fair Market Value” of one share of Common Stock on the Exercise Date shall have one of the following meanings:

(1)         if the Common Stock is traded on (A) a national securities exchange or (B) over- the-counter, the Fair Market Value shall be deemed to be the average of the VWAP (as hereinafter defined) over a ten (10) Trading Day (as hereinafter defined) period ending on the Trading Day before the Exercise Date; or

(2)         if neither (1)(A) nor 1(B) is applicable, the Fair Market Value shall be at the commercially reasonable price per share which the Company could obtain on the Exercise Date from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined jointly by the Company’s Board of Directors and the Registered Holders (as hereinafter defined) representing more than 50% of the aggregate amount of all of the then outstanding Warrants. “Registered Holders” means all of the holders of the Warrants issued pursuant to the Merger Agreement.

For illustration purposes only, if this Warrant entitles the Registered Holder the right to purchase 100,000 shares of Warrant Stock and the Registered Holder were to exercise this Warrant for 50,000 shares of Warrant Stock at a time when the Exercise Price was reduced to $1.00 and the Fair Market Value and the Closing Sale Price of each share of Common Stock was $2.00 on the Exercise Date, as applicable, the cashless exercise calculation would be as follows:

X = 50,000 ($2.00-$1.00)

$2.00

X = 25,000

Therefore, the number of shares of Warrant Stock to be issued to the Registered Holder after giving effect to the cashless exercise would be 25,000 shares of Warrant Stock and the Company would issue the Registered Holder a new Warrant to purchase 50,000 shares of Warrant Stock, reflecting the portion of this Warrant not exercised by the Registered Holder.  For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it is intended, understood and acknowledged that the Warrant Stock issued in the cashless exercise transaction described pursuant to Section 1(c) shall be deemed to have been acquired by the Registered Holder, and the holding period for the shares of Warrant Stock shall be deemed to have commenced, on the date of the Registered Holder’s acquisition of the Warrant.

(d)          Delivery to Registered Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) Business Days thereafter (the “Warrant Stock Delivery Date”), the Company will (i) cause the Company’s transfer agent (the “Transfer Agent”) to deliver the Warrant Stock to the Registered Holder or its designee by crediting the account of the Registered Holder’s or such designee’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system, or (ii) if the Transfer Agent is not participating in DWAC, deliver a certificate or certificates to the Registered Holder or its designee for the number of shares of Warrant Stock to which such Registered Holder shall be entitled. In the event that the Registered Holder exercises the Warrant in part only, the Company shall issue a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a).

(e)          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Registered Holder, if the Company fails to transmit to the Registered Holder a certificate or the certificates representing the Warrant Stock pursuant to an exercise on or before the Warrant Stock Delivery Date, and if after such date the Registered Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Registered Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Stock which the Registered Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Registered Holder the amount by which (x) the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Warrant Stock that the Company was required to deliver to the Registered Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Registered Holder, either reinstate the portion of the Warrant and equivalent number of shares of Warrant Stock for which such exercise was not honored or deliver to the Registered Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Registered Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Registered Holder $1,000.  The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(f)          Registered Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and a Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent (but only to the extent) that the Registered Holder or any of the Registered Holder’s affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (as defined herein) and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 1(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of an Exercise Notice shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  Upon the written or oral request of a Registered Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.  The Registered Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(f), provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Registered Holder and the provisions of this Section 1(f) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

2.           Adjustments.

(a)          Stock Splits and Stock Dividends.  If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced and the number of Warrant Stock issuable upon exercise of the Warrant shall be proportionately increased.  If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately decreased.  Notwithstanding anything to the contrary set forth herein, the Company will not declare or effect any stock split, subdivision, dividend or combination of its Common Stock while any portion of this Warrant remains exercisable unless the Company simultaneously effects a reduction on the par value per share of its Common Stock to permit the exercise in full of any remaining portion of this Warrant after giving effect to the adjustments required under the provisions of this Section 2(a).

(b)          Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each share of Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant consistent with the foregoing provisions and evidencing the Registered Holder’s right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)          Adjustment Certificate.  When any adjustment is required to be made in the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.           Transfers.

(a)          Warrant Register.  The Company will maintain a register containing the name and address of the Registered Holder of this Warrant.  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.  Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.           Rights Upon Cash Dividend or Distribution of Assets. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any cash dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Registered Holder shall be entitled to participate in such Distribution to the same extent that the Registered Holder would have participated therein if the Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Registered Holder’s right to participate in any such Distributions would result in the Registered Holder exceeding the Beneficial Ownership Limitation, then the Registered Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Registered Holder until such time, if ever, as its right thereto would not result in the Registered Holder exceeding the Beneficial Ownership Limitation).

5.           Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern time, on the Expiration Date.

6.           Notices of Certain Transactions.  In case:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)          of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)          of any Fundamental Transaction,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Fundamental Transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined.  Failure to send such notice shall not act to invalidate any such transaction.

7.           Reservation of Stock.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.  The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation.

8.           Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9.           Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

10.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company except as otherwise set forth in Section 4.

11.         No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder.  In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

12.         Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

13.         Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.         Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

15.         Dispute Resolution. In the case of a dispute as to the determination of the fair market value, the Company or the Registered Holder, as the case may be, shall submit the disputed determinations or arithmetic calculations, as the case may be, via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Registered Holder, as the case may be, or (ii) if no notice gave rise to such dispute, at any time after the Registered Holder learned of the circumstances giving rise to such dispute. If the Registered Holder and the Company are unable to agree upon such determination or calculation, as the case may be, of the fair market value within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Registered Holder, as the case may be, then the Company shall, within two (2) Business Days submit via facsimile the disputed determination of the fair market value to an independent, reputable investment bank selected by the Registered Holder and reasonably acceptable to the Company. The Company shall cause, at its expense, the investment bank to perform the determinations or calculations, as the case may be, and notify the Company and the Registered Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations, as the case may be. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

16.         Certain Definitions.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)          “Bloomberg” means Bloomberg, L.P.

(c)          “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported by the Principal Market. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(d)          “Principal Market” means the NYSE MKT, or if NYSE MKT is not the principal trading market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock is then traded, or the over-the-counter market or the electronic bulletin board for such security.

(e)          “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Registered Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(f)          “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the Principal Market. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

Document Security Systems, Inc.

By:
Name:
Title:

Exhibit A

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Common Stock of Document Security Systems, Inc., a New York corporation, and hereby makes payment of $___________ in payment therefore (if a cashless exercise, insert “cashless”), all in accordance with the terms and conditions of the Warrant dated ________, 2012.

Name:  ______________________________________

Signature:  ___________________________________

Signature of joint holder (if applicable): _____________________________________________

Date:  ___________________

INSTRUCTIONS FOR ISSUANCE OF STOCK

(if other than to the registered holder of the within Warrant)

Name:  ______________________________________

Address:  _____________________________________________________________________

Social Security or Taxpayer Identification Number of Recipient:  _________________________

Exhibit B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto _______________________ the right to purchase Common Stock of Document Security Systems, Inc., a New York corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ______________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date: __________

Signature:  ______________________________________

Signature of joint holder (if applicable):

_____________________________________________

EXHIBIT E

(Form of New Warrant)

Warrant No. W-___	Number of Shares: ____________

Date of Issuance: _________ __, 2012 (“Issuance Date”)

DOCUMENT SECURITY SYSTEMS, INC.

Common Stock Warrant

Document Security Systems, Inc., a New York corporation (the “Company”), for value received, hereby certifies that ________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (the “Warrant”) set forth below, to purchase from the Company, at any time after the date hereof and on or before [___________ __ 2017][FIVE YEARS] (the “Expiration Date”), up to ________ (_______) shares of common stock of the Company (the “Warrant Stock”), par value $0.02 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to Four Dollars and Eighty Cents ($4.80) per share (subject to adjustment as set forth in Section 2). This Warrant is one of a series of warrants (collectively, the “Warrants”) issued pursuant to that certain Agreement and Plan of Merger by and among the Company, DSSIP, Inc., Lexington Technology Group, Inc. and the Company Representative (as defined therein), dated as of October 1, 2012 (the “Merger Agreement”).

1.           Exercise.

(a)          Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”), at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the Exercise Price payable with respect to the number of shares of Warrant Stock purchased upon such exercise.  The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased by the Registered Holder, except as provided in Section 1(c).

(b)          Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in this Section 1.  At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)          Cashless Exercise.  Notwithstanding any provisions herein to the contrary, if at any time between the three (3) month anniversary of the Issuance Date and the Expiration Date the Registered Holder wishes to exercise this Warrant and there is no effective Registration Statement under the Securities Act registering the resale of the Warrant Stock by the Registered Holder at such time, then the Registered Holder may elect to exercise this Warrant or a portion hereof, and to pay for the Warrant Stock by way of a cashless exercise. If the Registered Holder wishes to effect a cashless exercise, the Registered Holder shall deliver the Exercise Notice duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, in which event the Company shall issue to the Registered Holder the number of shares of Warrant Stock computed according to the following equation:

; where

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = the Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant Stock being exercised.

A = the Fair Market Value (defined below) of one share of Common Stock on the Exercise Date.

B = the Exercise Price (as adjusted pursuant to the provisions of this Warrant).

C = the Closing Sale Price ending on the Trading Day before the Exercise Date if exercised on the Exercise Date before 4:00:00 p.m, New York time, or if exercised on the Exercise Date after 4:00:00 p.m. New York time, then the Closing Sale Price on the Exercise Date.

For purposes of this Section 1(c), the “Fair Market Value” of one share of Common Stock on the Exercise Date shall have one of the following meanings:

(1)         if the Common Stock is traded on (A) a national securities exchange or (B) over- the-counter, the Fair Market Value shall be deemed to be the average of the VWAP (as hereinafter defined) over a ten (10) Trading Day (as hereinafter defined) period ending on the Trading Day before the Exercise Date; or

(2)         if neither (1)(A) nor 1(B) is applicable, the Fair Market Value shall be at the commercially reasonable price per share which the Company could obtain on the Exercise Date from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined jointly by the Company’s Board of Directors and the Registered Holders (as hereinafter defined) representing more than 50% of the aggregate amount of all of the then outstanding Warrants. “Registered Holders” means all of the holders of the Warrants issued pursuant to the Merger Agreement.

For illustration purposes only, if this Warrant entitles the Registered Holder the right to purchase 100,000 shares of Warrant Stock and the Registered Holder were to exercise this Warrant for 50,000 shares of Warrant Stock at a time when the Exercise Price was reduced to $1.00 and the Fair Market Value and the Closing Sale Price of each share of Common Stock was $2.00 on the Exercise Date, as applicable, the cashless exercise calculation would be as follows:

X = 50,000 ($2.00-$1.00)

$2.00

X = 25,000

Therefore, the number of shares of Warrant Stock to be issued to the Registered Holder after giving effect to the cashless exercise would be 25,000 shares of Warrant Stock and the Company would issue the Registered Holder a new Warrant to purchase 50,000 shares of Warrant Stock, reflecting the portion of this Warrant not exercised by the Registered Holder.  For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it is intended, understood and acknowledged that the Warrant Stock issued in the cashless exercise transaction described pursuant to Section 1(c) shall be deemed to have been acquired by the Registered Holder, and the holding period for the shares of Warrant Stock shall be deemed to have commenced, on the date of the Registered Holder’s acquisition of the Warrant.

(d)          Delivery to Registered Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) Business Days thereafter (the “Warrant Stock Delivery Date”), the Company will (i) cause the Company’s transfer agent (the “Transfer Agent”) to deliver the Warrant Stock to the Registered Holder or its designee by crediting the account of the Registered Holder’s or such designee’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system, or (ii) if the Transfer Agent is not participating in DWAC, deliver a certificate or certificates to the Registered Holder or its designee for the number of shares of Warrant Stock to which such Registered Holder shall be entitled. In the event that the Registered Holder exercises the Warrant in part only, the Company shall issue a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a).

(e)          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Registered Holder, if the Company fails to transmit to the Registered Holder a certificate or the certificates representing the Warrant Stock pursuant to an exercise on or before the Warrant Stock Delivery Date, and if after such date the Registered Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Registered Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Stock which the Registered Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Registered Holder the amount by which (x) the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Warrant Stock that the Company was required to deliver to the Registered Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Registered Holder, either reinstate the portion of the Warrant and equivalent number of shares of Warrant Stock for which such exercise was not honored or deliver to the Registered Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Registered Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Registered Holder $1,000.  The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(f)          Registered Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and a Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent (but only to the extent) that the Registered Holder or any of the Registered Holder’s affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (as defined herein) and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 1(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of an Exercise Notice shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  Upon the written or oral request of a Registered Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.  The Registered Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(f), provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Registered Holder and the provisions of this Section 1(f) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

2.           Adjustments.

(a)          Stock Splits and Stock Dividends.  If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced and the number of Warrant Stock issuable upon exercise of the Warrant shall be proportionately increased.  If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately decreased.

(b)          Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each share of Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant consistent with the foregoing provisions and evidencing the Registered Holder’s right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)          Distributions. In addition to any other adjustments pursuant to Section 2 above, if the Company shall declare or make any cash dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the then current Exercise Price shall be reduced by the amount or fair market value (determined jointly by the Company and the Registered Holders) of such Distribution; provided, that the Exercise Price shall not be reduced to an amount that is less than the par value per share of the Common Stock.  If the amount or fair market value of all such Distributions exceeds the then current Exercise Price, then the Registered Holder shall receive, upon exercise of this Warrant, an amount payable in cash equal to the amount of such excess.

(d)          Adjustment Certificate.  When any adjustment is required to be made in the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.           Transfers.

(a)          Warrant Register.  The Company will maintain a register containing the name and address of the Registered Holder of this Warrant.  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.  Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.           RESERVED.

5.           Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern time, on the Expiration Date.

6.           Notices of Certain Transactions.  In case:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)          of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)          of any Fundamental Transaction,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Fundamental Transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined.  Failure to send such notice shall not act to invalidate any such transaction.

7.           Reservation of Stock.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.  The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation.

8.           Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9.          Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

10.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11.         No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder.  In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

12.         Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

13.         Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.         Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

15.         Dispute Resolution. In the case of a dispute as to the determination of the fair market value, the Company or the Registered Holder, as the case may be, shall submit the disputed determinations or arithmetic calculations, as the case may be, via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Registered Holder, as the case may be, or (ii) if no notice gave rise to such dispute, at any time after the Registered Holder learned of the circumstances giving rise to such dispute. If the Registered Holder and the Company are unable to agree upon such determination or calculation, as the case may be, of the fair market value within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Registered Holder, as the case may be, then the Company shall, within two (2) Business Days submit via facsimile the disputed determination of the fair market value to an independent, reputable investment bank selected by the Registered Holder and reasonably acceptable to the Company. The Company shall cause, at its expense, the investment bank to perform the determinations or calculations, as the case may be, and notify the Company and the Registered Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations, as the case may be. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

16.         Certain Definitions.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)          Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)          “Bloomberg” means Bloomberg, L.P.

(c)          “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported by the Principal Market. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(d)          “Principal Market” means the NYSE MKT, or if NYSE MKT is not the principal trading market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock is then traded, or the over-the-counter market or the electronic bulletin board for such security.

(e)          “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Registered Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(f)          “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the Principal Market. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

Document Security Systems, Inc.

By:
Name:
Title:

Exhibit A

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Common Stock of Document Security Systems, Inc., a New York corporation, and hereby makes payment of $___________ in payment therefore (if a cashless exercise, insert “cashless”), all in accordance with the terms and conditions of the Warrant dated ________, 2012.

Name:  ______________________________________

Signature:  ___________________________________

Signature of joint holder (if applicable): _____________________________________________

Date:  ___________________

INSTRUCTIONS FOR ISSUANCE OF STOCK

(if other than to the registered holder of the within Warrant)

Name:  ______________________________________

Address:  _____________________________________________________________________

Social Security or Taxpayer Identification Number of Recipient:  _________________________

Exhibit B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto _______________________ the right to purchase Common Stock of Document Security Systems, Inc., a New York corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ______________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date: __________

Signature:  ______________________________________

Signature of joint holder (if applicable):

_____________________________________________

EXHIBIT F-1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is effective as of October 1, 2012, by and between Document Security Systems, Inc., a New York Corporation, with an office at 36 West Main Street, Rochester, New York 14614 (“Company”) and Patrick White, who resides at 58 Bosworth Field, Mendon, New York 14506 (“Executive”).

RECITALS

WHEREAS, Company and Executive entered into that certain employment agreement, effective as of June 10, 2004 (“Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, Company and Executive desire to amend the Employment Agreement so that the Employment Agreement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises, mutual promises and covenants set forth herein, the Company and Executive agree as follows:

1.	Defined Terms. Any capitalized term used herein but not defined herein shall have the meaning ascribed to such term in the Employment Agreement.

2.	Amendments. The Employment Agreement is hereby amended, as follows:

a.	Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

“2.          Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated as provided herein, until the later of (a) December 31, 2012, or (b) the closing date, termination or expiration, of that certain merger by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation (“Term”).”

b.	Section 9(b)(i) and (ii) are hereby deleted in their entirety and replaced as follows:

“(b)         If this Agreement is terminated pursuant to Section 8(e) or otherwise by Company without “Good Cause”:

(i)          Executive shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination on or before a date that is 2 months and 15 days following the calendar year in which this Agreement is terminated, and shall receive such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law;

(ii)          Executive shall receive as severance payment in an amount equal to eighteen (18) months of Executive’s annual salary at the rate in effect as of the date of Executive’s termination. Such severance payment shall be made in a lump sum on the earlier of (A) the date that is six months after the date of the Executive’s separation from service, within the meaning of Treasury Regulation Section 1.409A-1(h), with the Company or (B) the Executive’s date of death.”

c.	Section 10(a) is hereby deleted in its entirety and replaced as follows:

“(a)         For purposes of this Agreement, a “Change in Control” will be deemed to have occurred with respect to the Company:

(i)          upon (x) the acquisition of more than 50% of the ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (y) the acquisition of at least 80% of the gross fair market value of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii). A change in control shall not include the acquisition of additional control by a shareholder of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(C); or

(ii)          if any person or entity, together with all “affiliates” and “associates” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of such person or entity, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either (A) the combined voting power of the Company’s then-outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then-outstanding shares of all class of stock of the Company.”

d.	A new Section 14(h) is hereby added to the Employment Agreement as follows:

“Notwithstanding anything in this Agreement to contrary, if any amounts due to the Executive hereunder constitute compensation deferred (“Deferred Compensation”) under a nonqualified deferred compensation plan, for purposes of Section 409A of the Code, and such Deferred Compensation is subject to interest and excise tax under Section 409A(a)(1)(B) of the Code (such interest and excise tax collectively referred to herein as “409A Excise Tax”), the Company shall pay to Executive an additional amount (“409A Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Federal, state and local income and employment taxes, shall equal the sum of the Federal, state and local income and employment taxes imposed upon the 409A Gross-Up Payment and the 409A Excise Tax. For purposes of determining the amount of the 409A Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the 409A Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Should any amount of Deferred Compensation payable hereunder become includible in Executive’s gross income because this Agreement fails to meet the requirements of Section 409A of the Code and the regulations thereunder, a payment may be made to Executive under this Agreement equal to the amount of Deferred Compensation so includible in accordance with Treasury Regulation Section 1.409-3(j)(4)(vii); provided, however, that the amount of such payment may not exceed the amount required to be included in Executive’s gross income as a result of a failure of this Agreement to comply with the requirements of Section 409A of the Code and the regulations thereunder.”

e.	A new Section 14(i) is hereby added to the Employment Agreement as follows:

“Notwithstanding anything set forth above in Subsection 9(d) of the Agreement or the new Section 14(h) with respect to payments the Company may make to, or on behalf of, the Executive, with respect to a 280G Gross-Up Payment and/or a 409A Gross-Up Payment, the maximum amount the Company will pay pursuant to Subsection 9(d) and new Section 14(h) shall be an aggregate of $50,000.”

3.	Subject to the modifications set forth in Section 2 of this Amendment, the Employment Agreement remains in effect.

4.	This Amendment (i) constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes all prior discussions, agreements and understandings relating thereto, and (ii) may not be amended or modified except by a writing signed by the Company and Executive.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date first written above.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Philip Jones

Title:	CFO

PATRICK WHITE

/s/ Patrick White

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of the 1st day of October, 2012, by and between Document Security Systems, Inc., a New York corporation (the “Company”), and Patrick White, an individual (the “Consultant”). The effective date of this Agreement (the “Effective Date”) shall be the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated and the Merger Agreement is terminated in accordance with its terms, then this Agreement shall be automatically terminated contemporaneously therewith and be of no force or effect.

WITNESSETH:

WHEREAS, effective as of the Effective Date, the parties have agreed to enter into this Agreement; and

WHEREAS, the Company desires to secure and retain the benefit of the Consultant’s services and experiences and the Consultant desires to be retained by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to as follows:

1.          Consulting Term. The Company hereby agrees to retain the Consultant and the Consultant agrees to be retained by the Company on the terms and conditions set forth below for a term (the “Consulting Term”) commencing on the Effective Date and automatically terminating upon the second (2nd) anniversary after the Effective Date or the earlier termination of this Agreement pursuant to Section 6.

2.          Consulting Services. The Consultant shall report to the Chief Executive Officer of the Company and the Consultant shall render the services described on Exhibit A hereto. The Consultant shall use his commercially reasonable efforts in such endeavors and shall perform his services with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matter would employ. Except as necessary for the performance of services hereunder, the Consultant shall not be required to report to the Company’s offices.

3.           Compensation.

(a)          As consideration for the performance of the duties and services to be performed by the Consultant hereunder, the Company agrees to pay to the Consultant a consulting fee equal to $170,000 per annum for the period from the Effective Date through the first (1st) anniversary after the Effective Date and a consulting fee equal to $140,000 per annum for the period from the first (1st) anniversary after the Effective Date through the second (2nd) anniversary after the Effective Date (the “Consulting Fee”). The Consulting Fee shall be paid by the Company to the Consultant on a monthly basis within five (5) business days after the conclusion of such month. Upon the Effective Date, the Company shall pay to the Consultant a bonus equal to $40,000 (the “Bonus”) and on September 21, 2012, the Company granted options to the Consultant to acquire 50,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share (the “Options”). Such options shall vest in full on the first anniversary after the Effective Date. The Company shall reimburse the Consultant for all ordinary and necessary reasonable business expenses the Consultant incurs in connection with providing services to the Company under this Agreement, upon submission by the Consultant of receipts and other documentation in accordance with the Company’s policies and procedures.

(b)          Certain Payments.

(i)          Notwithstanding anything in the Agreement to contrary, if any amounts due to the Consultant hereunder or under any other agreement, plan or program of the Company (“Payments”) constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) and will be subject to excise tax under Section 4999 of the Code (“Section 4999 Excise Tax”), the Company shall pay to the Consultant an additional amount (the “280G Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any 4999 Excise Tax on Payments and any Federal, state and local income and employment taxes and 4999 Excise Tax upon the 280G Gross-Up Payment, shall be equal to the Payments to Consultant.

(ii)          Notwithstanding anything in this Agreement to contrary, if any amounts due to the Consultant hereunder or under any other agreement, including that certain Employment Agreement, effective as of June 10, 2004 and as amended, by and between the Company and the Consultant, plan or program of the Company constitute compensation deferred (“Deferred Compensation”) under a nonqualified deferred compensation plan, for purposes of Section 409A of the Code, and such Deferred Compensation is subject to interest and excise tax under Section 409A(a)(1)(B) of the Code (such interest and excise tax collectively referred to herein as “409A Excise Tax”), the Company shall pay to the Consultant an additional amount (“409A Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any Federal, state and local income and employment taxes, shall equal the sum of the Federal, state and local income and employment taxes imposed upon the 409A Gross-Up Payment and the 409A Excise Tax.

(iii)          Except as otherwise provided in a written agreement between the Company and the Consultant, any determination required under the immediately preceding paragraphs shall be made in writing in good faith by the Accounting Firm (as defined below). For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Consultant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make such a determination. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

(iv)          For purposes of determining whether any of the Payments will be subject to the 4999 Excise Tax and the amount of such 4999 Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of an accounting firm or consulting firm with particular expertise regarding 4999 Excise Tax (“Accounting Firm”) reasonably acceptable to the Consultant and selected by the accounting firm which was, immediately prior to the Change in Control, Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as subject to the 4999 Excise Tax, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the 4999 Excise Tax unless, in the opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the 4999 Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. Fees and expenses of Accounting Firm and the Auditor shall be borne solely by Company.

(v)          For purposes of determining the amount of the 280G and the 409A Gross-Up Payments, the Consultant shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the 280G and/or the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Consultant’s residence in the calendar year in which the 280G and/or the 409A Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

(vi)          Notwithstanding anything set forth above in this Subsection 3(b) with respect to payments the Company may make to, or on behalf of, the Consultant, with respect to a 280G Gross-Up Payment and/or a 409A Gross-Up Payment, the maximum amount the Company will pay pursuant to this Subsection 3(b) shall be an aggregate of $50,000.

4.          Relationship of the Parties. The Consultant and the Company hereby acknowledge and agree that, for all purposes, the Consultant shall be deemed an independent contractor and not an employee of the Company. The Consultant shall be solely responsible for the payment of all federal, state and local taxes, withholdings and/or other assessments or deductions required to be paid by any applicable law or regulation based upon the Consultant’s receipt of the Consulting Fee, the Bonus, and the Options and the Consultant shall indemnify the Company and hold it harmless from and against any claim by any binding authority that the Company is responsible for any taxes, social security payments, unemployment insurance payments or other similar payments in connection with the Consulting Fee.

5.          Consulting Benefits. During the Consulting Term, the Consultant shall receive no retirement, profit sharing, insurance or similar benefits which may at any time be payable to employees of the Company pursuant to any plan or policy of the Company relating to such benefits; provided, however, that the Company shall pay the full COBRA premium for family coverage of behalf of the Consultant directly to the insurer during the term of this Consulting Agreement.

6.          Termination. The Company may only terminate this Agreement and its relationship with the Consultant for Cause. The Consultant may terminate this Agreement and his relationship with the Company at any time by written notice. Upon termination under this Section, the Consultant and the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to provide the Consultant with such portion of the Consulting Fee that accrued through the date of such termination and reimbursement of any business expenses incurred by the Consultant prior to such date of termination in accordance with Section 3. The Consultant will not be entitled to any other compensation upon termination of this Agreement. This Agreement shall survive any merger, consolidation, or other reorganization of the Company and shall be binding upon any successor corporation or entity. For purposes of this Section, “Cause” shall mean (i) willful disobedience by the Consultant of a material and lawful instruction of the Board of Directors of the Company; (ii) conviction of the Consultant of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that the Consultant has violated the securities laws; (iv) breach by the Consultant of any material term, condition or covenant of this Agreement; or (v) fraud or gross negligence in the performance of his services to the Company; in the case of breach which is capable of being cured, is not cured within thirty (30) days after the Company has provided the Consultant with written notice thereof.

7.          Restrictive Covenants. The Consultant shall be bound by the terms and conditions of that certain Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, dated as of even date herewith, between the Company and the Consultant, which is hereby incorporated by reference herein and made a part hereof.

8.          Representations and Warranties of the Parties.

(a)  In order to induce the Company to enter into this Agreement, the Consultant hereby represents and warrants to the Company that he has the power and authority to make and perform this Agreement and that this Agreement, when executed and delivered by the Consultant, will be valid, legal and binding obligations of the Consultant and enforceable against the Consultant in accordance with its terms.

(b)  In order to induce the Consultant to enter into this Agreement, the Company hereby represents and warrants to the Consultant that the Company has the power and authority to make and perform this Agreement and that this Agreement when executed and delivered by the Company, will be valid, legal and binding obligations of the Company and enforceable against the Company in accordance with its terms.

9.           Termination of Employment Agreement. The parties acknowledge the existence of a certain employment agreement, effective as of June 10, 2004, between the Company and the Consultant (“Employment Agreement”) with a term extended through the latter of December 31, 2012 or the Effective Date, and agree that on the Effective Date, that the Employment Agreement shall automatically be terminated and of no force or effect and the Company shall have no obligations or owe any liabilities to the Consultant in connection therewith.

10.          Notices. All notices given hereunder shall be in writing and shall be deemed effectively given five (5) days after being mailed, if sent by registered or certified mail, return receipt requested, or on the next business day if sent by overnight courier, and in each case addressed to the Consultant at: Mr. Patrick White, 58 Bosworth Field, Mendon, New York 14506 with a copy to Phillips Lytle LLP, 3400 HSBC Center, Buffalo, New York 14203, Attention: James D. Donathen, Esq., or any other address as such party may designate by a notice give in accordance with this Section, and to the Company at: Document Security Systems, Inc., First Federal Plaza, 28 East Main Street, Suite 1525, Rochester, New York 14614, with a copy to Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174, Attention: James Kaplan, Esq., or to any other address as such party may designate by a notice give in accordance with this Section, or when actually received by the party for whom intended, if sent by any other means.

11.          Severability. If any provisions of this Agreement are deemed invalid or unenforceable in whole or in part, neither the validity of the remaining portion of such provision nor the validity of any other provision will in any way be affected. Moreover, if any of the restrictions or limitations contained in this Agreement is deemed unreasonable or to otherwise exceed the time and/or geographical limitations permitted by applicable law, such provisions will be reformed to the maximum time and/or geographical limitations permitted by applicable law.

12.          Waivers. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

13.          Voluntary Agreement; Entire Agreement; Amendments. By executing this Agreement each of the Consultant and the Company acknowledges that he or it, as the case may be, has read this Agreement in its entirety, fully understands its terms, and is signing it freely and voluntarily with full knowledge of its significance. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and there have not been any oral promises or representations on which either party is relying in signing this Agreement. In consideration of the transactions contemplated hereby, this Agreement fully supersedes any and all prior agreements and understandings pertaining to the subject matter hereof. This Agreement may be modified or amended only by a writing signed by the Company and the Consultant.

14.          Headings. The subject headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

15.          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof that would defer to or result in the application of the laws of another jurisdiction. Each of the Company and the Consultant hereby: (a) agrees that any action, demand, claim or counterclaim relating to the terms, provisions and conditions of this Agreement, or its breach, shall only be brought in a State or Federal of competent jurisdiction located in Monroe County, State of New York, and (b) consents to the in personam jurisdiction of any such court.

16.          Assignment. This Agreement is not assignable by the Consultant without the prior written consent of the Company in its sole and absolute discretion. Any attempted assignment without such consent shall be ab initio null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.          No Partnership or Agency. Nothing in this Agreement is intended to or shall operate to create a partnership between the parties hereto, or to authorize either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

19.          Survival. Sections 7 through 20 shall survive termination of this Agreement for any reason.

20.          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

Document Security Systems, Inc.

By:	/s/ Philip Jones
Name	Philip Jones
Title:	CFO

Consultant:

/s/ Patrick White
Patrick White

EXHIBIT F-2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement is made and entered into as of October 1, 2012 (this “Amendment”), between Document Security Systems, Inc., a New York corporation (“Company”), and Robert B. Bzdick, an individual (“Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined). The effective date of this Amendment (the “Amendment No. 1 Effective Date”) shall be on the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated whether or not the Merger Agreement is terminated in accordance with its terms, then this Amendment shall be automatically terminated contemporaneously therewith and be of no force or effect.

WITNESSETH:

WHEREAS, Company and Executive have entered into an Employment Agreement, effective as of February 12, 2010 (the “Agreement”); and

WHEREAS, Company and Executive desire to amend the Agreement in accordance with Section 12(a)(ii) of the Agreement.

NOW, THEREFORE, Company and Executive agree as follows:

1.           Recitals. The foregoing recitals are true and made part of this Amendment.

2.           Amendments to the Agreement.

(a)         Section 1 of the Agreement is hereby amended, effective as of the Amendment No. 1 Effective Date, by deleting it in its entirety and replacing it with the following:

“Employment; Duties. Company hereby agrees to employ Executive as President and Chief Executive Officer (“CEO”) of Premier Packaging Corporation (“PPC”) and Executive Vice President in charge of industrial divisions (packaging, print, security print, plastic and digital) of Company. Executive hereby accepts such employment. Executive shall be a member of the Board of Directors of Company and PPC. Executive will perform those duties and have such authority and powers as are customarily associated with the position of Executive Vice President and such other duties and responsibilities as the CEO and/or the Board of Directors of the Company may reasonably request. The Executive shall report to the CEO of the Company or his designee.”

(b)         Section 2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Term. The Term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2014, unless otherwise terminated or extended as provided herein (the “Term”). Following the initial Term, this Agreement shall be renewed automatically for a succeeding period of five (5) years (the “Renewal Period”) on the same terms and conditions as set forth herein unless either party shall, at least ninety (90) days prior to the expiration of the initial Term, provide written notice to the other party of its intention not to renew this Agreement. The period during which Executive is employed by the Company, including the initial Term and any Renewal Period, is hereinafter referred to as the “Employment Period”. If the Company elects not to renew the initial Term, then the Company will pay to the (i) Executive $300,000 which shall be payable as follows: $100,000 on the first anniversary of such non-renewal, and $50,000 on each of the second through fifth anniversaries after such non-renewal and (ii) all additional payments and benefits described in Section 4(b), unless not renewed for Cause (as defined below).”

(c)         Section 5 of the Agreement is hereby amended by deleting “Two Hundred Forty Thousand Dollars ($240,000)” and substituting in its place “Two Hundred Thousand Dollars ($200,000)”.

(d)         Section 9(a) of the Agreement is hereby amended by deleting “for a period of the longer of (i) one year thereafter, (ii) five years from the Effective Date, or (iii) the period of time that Executive is receiving any severance payments under Sections 4(b) above” and substituting in its place “for a period of the longer of (i) one year thereafter, (ii) five years from the Effective Date, or (iii) the period of time that Executive is receiving any severance payments under Sections 4(b) above and one year thereafter.”

3.          Bonus; Options. On the Amendment No. 1 Effective Date, in consideration of the reduction of Executive's base salary, Company shall make payment of a bonus to Executive in an amount equal to $50,000. As additional consideration for such reduction, on September 21, 2012, Company granted Executive options to acquire 150,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share subject to the terms and conditions of the Company’s 2004 Employee Stock Option Plan. Such options shall vest in full on the Amendment No. 1 Effective Date.

4.         10b5-1 Plan. The Company acknowledges and understands that Executive’s willingness to enter into this Amendment is contingent on the written approval, by the Company’s Board of Directors, of a 10b5-1 Plan to be established between Executive and his designated broker pursuant to which Executive intends to sell up to 300,000 shares of the common stock of the Company (the “10b5-1 Plan”). The 10b5-1 Plan will be established as of the date of this Amendment and will become effective as of the Amendment No. 1 Effective Date. The 10b5-1 Plan will be in substantially the same for as the plan attached hereto as Exhibit A, and will provide for the sale of 3,000 shares per trading day if the stock price is between $5.00 and $5.99; and 4,000 shares per trading day if the stock price is between $6.00 and $6.99. There is no restriction of sales volume if the share price is $7.00 or greater. In no event will shares will be sold for less than $5.00 per share. Notwithstanding the foregoing, the terms of such 10b5-1 Plan and Executive’s activities under such 10b5-1 Plan shall in each case be governed by and in accordance with the Insider Trading Policy of the Company. The Company covenants and agrees that the Company’s Board of Directors will disclose in reasonable detail the intention of Executive to establish the 10b5-1 Plan in any information statements or other disclosure documents required by all applicable Federal and state securities laws and any rules and regulations promulgated thereunder delivered to the shareholders of the Company in connection with the approval of the transactions contemplated in the Merger Agreement.

5.         Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment and all other terms shall remain in full force and effect. All references in the Agreement to “this Agreement” or terms such as “herein”, hereof” or similar terms shall mean the Agreement as amended by this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

Company:

Document Security Systems, Inc.

By:	/s/ Philip Jones
Name:	Philip Jones
Title:	CFO

Executive:

/s/ Robert B. Bzdick
Robert B. Bzdick

[Amendment No. 1 to Employment Agreement]

EXHIBIT F-3

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement is made and entered into as of October 1, 2012 (this “Amendment”), between Document Security Systems, Inc., a New York corporation (“Company”), and David M. Wicker, an individual (“Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined). The effective date of this Amendment (the “Effective Date”) shall be on the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated whether or not the Merger Agreement is terminated in accordance with its terms, then this Amendment shall be automatically terminated contemporaneously therewith and be of no force or effect.

WITNESSETH:

WHEREAS, Company and Executive have entered into an Employment Agreement, effective as of June 17, 2008 (as amended, the “Agreement”); and

WHEREAS, Company and Executive desire to amend the Agreement in accordance with Section [12(a)(ii)] of the Agreement.

NOW, THEREFORE, Company and Executive agree as follows:

1.            Recitals. The foregoing recitals are true and made part of this Amendment.

2.            Amendments to the Agreement.

(a)          Section 2 of the Agreement is hereby amended by deleting “for (3) three years from the Effective Date” and substituting in its place “through December 31, 2013”.

(b)          Section 7(a) of the Agreement is hereby amended by deleting “one year thereafter” and substituting in its place “December 31, 2013”.

(c)          Section 9(b)(ii) of the Agreement is hereby amended by inserting at the end of it the following:

“Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company without Good Cause at any time on or after the first (1st) anniversary after the Effective Date of this Amendment, then Executive shall receive as severance payment an amount equal to twelve (12) months of Executive’s annual salary at the rate in effect as of the date of Executive’s termination, payable at Executive’s sole discretion in either a lump sum at the time of termination or on normal pay dates in accordance with the Company’s pay policies in effect prior to the termination date. In addition, in the event that this Agreement is terminated by the Company without Good Cause at any time on or after the first (1st) anniversary after the Effective Date of this Amendment, then for the twelve (12) month period immediately after the termination of this Agreement, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and his family, if applicable) immediately prior to the termination of this Agreement (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);”

3.            Bonus; Options. On the Effective Date of this Amendment, Company shall make payment of a bonus to Executive in an amount equal to $15,000. In addition, on September 21, 2012, the Company granted Executive options to acquire 20,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share subject to the terms and conditions of the Company’s 2004 Employee Stock Option Plan. Such options shall vest in full on the Effective Date but otherwise terminate in the event of the termination of the Merger Agreement.

4.            Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment and all other terms shall remain in full force and effect. All references in the Agreement to “this Agreement” or terms such as “herein”, hereof” or similar terms shall mean the Agreement as amended by this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

Company:

Document Security Systems, Inc.

By:	/s/ Philip Jones
Name:	Philip Jones
Title:	CFO

Executive:

/s/ David M. Wicker
David M. Wicker

[Amendment No. 1 to Employment Agreement]

EXHIBIT F-4

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement is made and entered into as of October 1, 2012 (this “Amendment”), between Document Security Systems, Inc., a New York corporation (“Company”), and Michael Caton, an individual (“Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined). The effective date of this Amendment (the “Effective Date”) shall be on the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated whether or not the Merger Agreement is terminated in accordance with its terms, then this Amendment shall be automatically terminated contemporaneously therewith and be of no force or effect.

WITNESSETH:

WHEREAS, Company and Executive have entered into an Employment Agreement, effective as of July 15, 2008 (as amended, the “Agreement”); and

WHEREAS, Company and Executive desire to amend the Agreement in accordance with Section 14(a)(ii) of the Agreement.

NOW, THEREFORE, Company and Executive agree as follows:

1.            Recitals. The foregoing recitals are true and made part of this Amendment.

2.            Amendments to the Agreement.

(a)          Section 2 of the Agreement is hereby amended by deleting “for (3) three years from the Effective Date” and substituting in its place “through December 31, 2013”.

(b)          Section 7(a) of the Agreement is hereby amended by deleting “one year thereafter” and substituting in its place “December 31, 2013”.

(c)          Section 9(b)(ii) of the Agreement is hereby amended by inserting at the end of it the following:

“Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company without Good Cause at any time on or after the first (1st) anniversary after the Effective Date of this Amendment, then Executive shall receive as severance payment an amount equal to twelve (12) months of Executive’s annual salary at the rate in effect as of the date of Executive’s termination, payable at Executive’s sole discretion in either a lump sum at the time of termination or on normal pay dates in accordance with the Company’s pay policies in effect prior to the termination date. In addition, in the event that this Agreement is terminated by the Company without Good Cause at any time on or after the first (1st) anniversary after the Effective Date of this Amendment, then for the twelve (12) month period immediately after the termination of this Agreement, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and his family, if applicable) immediately prior to the termination of this Agreement (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);”

3.            Bonus; Options. On the Effective Date of this Amendment, Company shall make payment of a bonus to Executive in an amount equal to $15,000. In addition, on September 21, 2012, the Company granted Executive options to acquire 20,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share subject to the terms and conditions of the Company’s 2004 Employee Stock Option Plan. Such options shall vest in full on the Effective Date but otherwise terminate in the event of the termination of the Merger Agreement.

4.            Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment and all other terms shall remain in full force and effect. All references in the Agreement to “this Agreement” or terms such as “herein”, hereof” or similar terms shall mean the Agreement as amended by this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

Company:

Document Security Systems, Inc.

By:	/s/ Philip Jones
Name:	Philip Jones
Title:	CFO

Executive:

/s/ Michael Caton
Michael Caton

[Amendment No. 1 to Employment Agreement]

EXHIBIT F-5

Document Security Systems, Inc.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

October 1, 2012

Mr. Phil Jones

Chief Financial Officer

Document Security Systems, Inc.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

Re:	Severance Provisions

Dear Phil:

The purpose of this letter is to set forth the terms of your severance in the event of the termination of your employment with Document Security Systems, Inc. (the “Company”). The effective date of this letter (the “Effective Date”) shall be the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated whether or not the Merger Agreement is terminated in accordance with its terms, then this letter shall be automatically terminated contemporaneously therewith and be of no force or effect.

1.     Termination of Employment. At all times, your employment with the Company is “at-will”, which means that employment with the Company may be terminated at anytime by either you or the Company with or without Cause or Good Reason (in each case as hereinafter defined), upon written notice to the other party, subject only to the entitlements and liabilities set forth in paragraphs 2 through 4, below; provided, that the Company shall only terminate your employment by approval of the Board of Directors.

2.     Accrued Compensation. Upon termination of your employment for any reason by the Company, including, without limitation on account of death or Disability (as hereinafter defined), the Company will pay or provide you (or, in the case of your death, your estate): (i) any unpaid base salary earned through the date of termination payable when otherwise due in accordance with the Company's regular payroll practices and any accrued but unused vacation in accordance with the Company’s policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination for which you submitted sufficient documentation no later than thirty (30) days after your termination of employment and which are reasonable and necessary business and entertainment expenses in connection with the performance of your duties and responsibilities to the Company, such reimbursements to be made no later than ninety (90) days after your termination; and (iii) all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant up to the date of termination (collectively, “Accrued Compensation”).

3.     Termination Without Cause or for Good Reason. In the event your employment with the Company is terminated by the Company without Cause, excluding on account of death or Disability, or by you for Good Reason, and provided you execute a customary general release, which shall include a customary non-disparagement provision, of claims provided to you by the Company (the "Release"), and such Release is effective and irrevocable prior to the sixtieth (60th) day following the date of your termination, you will be entitled to, and the Company will pay to you:

(a)          As severance pay, your then current base salary following the date of your termination, payable in equal biweekly installments in accordance with the Company's regular payroll practices, as if your employment had continued for an additional twelve (12) months; provided, however, that any installments that otherwise would have been paid prior to the expiration of the period for revoking the Release shall be accumulated and paid on the first payroll date immediately following the expiration of such revocation period and all other installments shall be paid when otherwise due hereunder. Notwithstanding the foregoing, if the sixty (60) day period for executing and not revoking the Release begins in one calendar year and ends in another calendar year, then any severance installments that otherwise would have been paid in the first calendar year shall be accumulated and paid in a lump sum on the first payroll date in the second calendar year after the expiration of the revocation period and all other installments shall be paid when otherwise due hereunder.

(b)          provided you have elected continued coverage under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), for the first twelve (12) months of such COBRA coverage, your portion of the COBRA premiums shall be no more than the portion of the premiums you would have paid for such coverage under the health plan as an active employee and the Company will provide a monthly subsidy toward the remaining cost of coverage. If you obtain other employment that offers substantially similar health benefits or otherwise are no longer eligible for COBRA coverage during that twelve month period, the Company's obligations under this Subsection (b) shall terminate. To the extent you are eligible for COBRA coverage beyond such twelve month period, you will be responsible for the full amount of the COBRA premium. To the extent required to avoid adverse tax consequences or penalties under Section 105(h) of the Code if the health plan is self-insured or any similar provision applicable to a fully-insured health plan under the Patient Protection and Affordable Care Act, as it may be amended from time to time, the Company will instead directly pay you during the twelve-month or lesser remaining period a fully taxable monthly payment equal to the Company's contribution toward the COBRA premiums. The Company will gross-up such payment for tax purposes so that the economic benefit is the same to you as if such benefit was being provided on a non-taxable basis to you.

Any tax gross-up payment shall be paid to you no later than the end of your taxable year following the year in which the applicable taxes are actually remitted to the taxing authorities. In the event of a tax audit or litigation addressing the existence or amount of any such liability, then any additional gross-up payments must be made by the end of your taxable year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of your taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

Notwithstanding the foregoing, if any payments, reimbursements or benefits under this Subsection (b) are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") and the sixty (60) day period for executing and not revoking the Release begins in one calendar year and ends in another calendar year, then any such payments, reimbursements or benefits that otherwise would have been paid or provided in the first calendar year shall be accumulated and paid in a lump sum on the first payroll date in the second calendar year after the expiration of the revocation period and all other amounts shall be paid or provided when otherwise due hereunder.

4.     Termination for Cause or Without Good Reason. In the event your employment with the Company is terminated for Cause by the Company or by you without Good Reason, you will only be entitled to, and the Company will only pay to you the Accrued Compensation.

5.     Definition of Cause. For purposes of this letter, “Cause” will mean (i) your willful misconduct or gross negligence with regard to the Company that is materially adverse to the Company; (ii) your willful and continued failure to attempt to substantially perform your duties with the Company which failure is not remedied within fifteen (15) days of written notice from the Company specifying the details thereof; (iii) your commission of a felony or crime involving moral turpitude or the commission of any act or omission involving dishonesty in the performance of your duties and responsibilities as an employee of the Company, or fraud; (iv) your misappropriation of funds or assets of the Company for personal use or willful violation of the Company’s policies or standards of business conduct; or (v) your breach of any provision contained in the Restrictive Covenant Agreement (as defined below).

6.     Definition of Good Reason. For purposes of this agreement, “Good Reason” will mean, without your express written consent, the occurrence of any of the following events which is not remedied within thirty (30) days after the receipt by the Company of written notice from you specifying the details thereof (the "Cure Period"): (i) any material diminution (except temporarily during period of Disability) in your duties or responsibilities; (ii) a reduction by the Company in your base salary; (iii) a material breach by the Company of any provisions of this agreement or any other agreement between you and the Company which such breach is not remedied by the Company within fifteen (15) days after the receipt by it of written notice of the same; and (iv) your being required to relocate to a principal place of employment more than fifty (50) miles from your present office location. You must provide the written notice to the Company of the Good Reason event within sixty (60) days of the initial occurrence of the event. Your actual termination due to such event must occur no later than thirty (30) days after the end of the Cure Period to be considered a termination for Good Reason.

7.     Termination on Death. Your employment shall terminate automatically upon your death and your estate shall only be entitled to receive the Accrued Compensation.

8.     Termination Due to Disability. Your employment shall terminate in the event that, due to physical or mental illness or injury, you are unable to perform the essential functions of your position(s), with or without reasonable accommodation, for a total of three (3) months in any 12-month period (“Disability”). If your employment is terminated under this Section, you shall be entitled only to receive the Accrued Compensation.

9.     No Duty to Mitigate; No Offset. You will be under no obligation to seek other employment and, except as provided in this letter, there will be no offset against any amounts owing to you under this letter on account of any remuneration attributable to any subsequent employment that you may obtain.

10.   Restrictive Covenants. You shall be bound by the terms and conditions of that certain Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, dated as of even date herewith (the “Restrictive Covenant Agreement”), between the Company and you, which is hereby incorporated by reference herein and made a part hereof.

11.   Bonus; Options. On the Effective Date of this letter, the Company shall make payment of a bonus to you in an amount equal to $25,000. In addition, on September 21, 2012, the Company granted to you options to acquire 25,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share subject to the terms and conditions of the Company’s 2004 Employee Stock Option Plan. Such options shall vest in full on the Effective Date but otherwise terminate in the event of the termination of the Merger Agreement.

12.   Code Section 409A Compliance.

a.    The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

b.    Neither you nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

c.     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless you have completely severed your relationship with the Company or you have permanently decreased your services to 20% or less of the average level of bona fide services over the immediately preceding 36 month period (or the full period if you have been providing services for less than 36 months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If you are deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of the your death. In the case of benefits required to be delayed under Code Section 409A, however, you may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

d.    With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred or such earlier date as set forth herein.

e.     If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

f.     Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to you or any other person if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

13.   Indemnification. The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. If any claim, action, suit, or proceeding is brought against you for which you may seek indemnification under this subsection, you shall promptly notify the Company in writing thereof, and the Company shall have the right to assume and control the defense thereof, unless an actual or potential conflict of interest between the Company’s interests and your interests exists.

[Signature Pages to Follow]

Please contact me at (585) 325-3610 if you have any questions. If you agree with the terms set forth herein kindly execute in the space provided below and return the same to me.

Sincerely,

/s/ Patrick White
Patrick White
Chief Executive Officer

Agreed and acknowledged:

/s/ Phil Jones
Phil Jones

[Severance Letter]

EXHIBIT F-6

Document Security Systems, Inc.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

October 1, 2012

Jeff D’Angelo, Esq.

Vice President, General Counsel

Document Security Systems, Inc.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

Re:	Severance Provisions

Dear Jeff:

The purpose of this letter is to set forth the terms of your severance in the event of the termination of your employment with Document Security Systems, Inc. (the “Company”). The effective date of this letter (the “Effective Date”) shall be the date of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of October 1, 2012 (the “Merger Agreement”), by and among the Company, DSSIP, Inc., a Delaware corporation, and Lexington Technology Group, Inc., a Delaware corporation. If the transactions contemplated under the Merger Agreement are not consummated whether or not the Merger Agreement is terminated in accordance with its terms, then this letter shall be automatically terminated contemporaneously therewith and be of no force or effect.

1.	Termination of Employment. At all times, your employment with the Company is “at-will”, which means that employment with the Company may be terminated at anytime by either you or the Company with or without Cause or Good Reason (in each case as hereinafter defined), upon written notice to the other party, subject only to the entitlements and liabilities set forth in paragraphs 2 through 4, below; provided, that the Company shall only terminate your employment by approval of the Board of Directors.

2.	Accrued Compensation. Upon termination of your employment for any reason by the Company, including, without limitation on account of death or Disability (as hereinafter defined), the Company will pay or provide you (or, in the case of your death, your estate): (i) any unpaid base salary earned through the date of termination payable when otherwise due in accordance with the Company's regular payroll practices and any accrued but unused vacation in accordance with the Company’s policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination for which you submitted sufficient documentation no later than thirty (30) days after your termination of employment and which are reasonable and necessary business and entertainment expenses in connection with the performance of your duties and responsibilities to the Company, such reimbursements to be made no later than ninety (90) days after your termination; and (iii) all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant up to the date of termination (collectively, “Accrued Compensation”).

3.	Termination Without Cause or for Good Reason. In the event your employment with the Company is terminated by the Company without Cause, excluding on account of death or Disability, or by you for Good Reason, and provided you execute a customary general release, which shall include a customary non-disparagement provision, of claims provided to you by the Company (the "Release"), and such Release is effective and irrevocable prior to the sixtieth (60th) day following the date of your termination, you will be entitled to, and the Company will pay to you:

(a) As severance pay, your then current base salary following the date of your termination, payable in equal biweekly installments in accordance with the Company's regular payroll practices, as if your employment had continued for an additional twelve (12) months; provided, however, that any installments that otherwise would have been paid prior to the expiration of the period for revoking the Release shall be accumulated and paid on the first payroll date immediately following the expiration of such revocation period and all other installments shall be paid when otherwise due hereunder. Notwithstanding the foregoing, if the sixty (60) day period for executing and not revoking the Release begins in one calendar year and ends in another calendar year, then any severance installments that otherwise would have been paid in the first calendar year shall be accumulated and paid in a lump sum on the first payroll date in the second calendar year after the expiration of the revocation period and all other installments shall be paid when otherwise due hereunder.

(b) provided you have elected continued coverage under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), for the first twelve (12) months of such COBRA coverage, your portion of the COBRA premiums shall be no more than the portion of the premiums you would have paid for such coverage under the health plan as an active employee and the Company will provide a monthly subsidy toward the remaining cost of coverage. If you obtain other employment that offers substantially similar health benefits or otherwise are no longer eligible for COBRA coverage during that twelve month period, the Company's obligations under this Subsection (b) shall terminate. To the extent you are eligible for COBRA coverage beyond such twelve month period, you will be responsible for the full amount of the COBRA premium. To the extent required to avoid adverse tax consequences or penalties under Section 105(h) of the Code if the health plan is self-insured or any similar provision applicable to a fully-insured health plan under the Patient Protection and Affordable Care Act, as it may be amended from time to time, the Company will instead directly pay you during the twelve-month or lesser remaining period a fully taxable monthly payment equal to the Company's contribution toward the COBRA premiums. The Company will gross-up such payment for tax purposes so that the economic benefit is the same to you as if such benefit was being provided on a non-taxable basis to you.

Any tax gross-up payment shall be paid to you no later than the end of your taxable year following the year in which the applicable taxes are actually remitted to the taxing authorities. In the event of a tax audit or litigation addressing the existence or amount of any such liability, then any additional gross-up payments must be made by the end of your taxable year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of your taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

Notwithstanding the foregoing, if any payments, reimbursements or benefits under this Subsection (b) are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") and the sixty (60) day period for executing and not revoking the Release begins in one calendar year and ends in another calendar year, then any such payments, reimbursements or benefits that otherwise would have been paid or provided in the first calendar year shall be accumulated and paid in a lump sum on the first payroll date in the second calendar year after the expiration of the revocation period and all other amounts shall be paid or provided when otherwise due hereunder.

4.	Termination for Cause or Without Good Reason. In the event your employment with the Company is terminated for Cause by the Company or by you without Good Reason, you will only be entitled to, and the Company will only pay to you the Accrued Compensation.

5.	Definition of Cause. For purposes of this letter, “Cause” will mean (i) your willful misconduct or gross negligence with regard to the Company that is materially adverse to the Company; (ii) your willful and continued failure to attempt to substantially perform your duties with the Company which failure is not remedied within fifteen (15) days of written notice from the Company specifying the details thereof; (iii) your commission of a felony or crime involving moral turpitude or the commission of any act or omission involving dishonesty in the performance of your duties and responsibilities as an employee of the Company, or fraud; (iv) your misappropriation of funds or assets of the Company for personal use or willful violation of the Company’s policies or standards of business conduct; or (v) your breach of any provision contained in the Restrictive Covenant Agreement (as defined below).

6.	Definition of Good Reason. For purposes of this agreement, “Good Reason” will mean, without your express written consent, the occurrence of any of the following events which is not remedied within thirty (30) days after the receipt by the Company of written notice from you specifying the details thereof (the "Cure Period"): (i) any material diminution (except temporarily during period of Disability) in your duties or responsibilities; (ii) a reduction by the Company in your base salary; (iii) a material breach by the Company of any provisions of this agreement or any other agreement between you and the Company which such breach is not remedied by the Company within fifteen (15) days after the receipt by it of written notice of the same; and (iv) your being required to relocate to a principal place of employment more than fifty (50) miles from your present office location. You must provide the written notice to the Company of the Good Reason event within sixty (60) days of the initial occurrence of the event. Your actual termination due to such event must occur no later than thirty (30) days after the end of the Cure Period to be considered a termination for Good Reason.

7.	Termination on Death. Your employment shall terminate automatically upon your death and your estate shall only be entitled to receive the Accrued Compensation.

8.	Termination Due to Disability. Your employment shall terminate in the event that, due to physical or mental illness or injury, you are unable to perform the essential functions of your position(s), with or without reasonable accommodation, for a total of three (3) months in any 12-month period (“Disability”). If your employment is terminated under this Section, you shall be entitled only to receive the Accrued Compensation.

9.	No Duty to Mitigate; No Offset. You will be under no obligation to seek other employment and, except as provided in this letter, there will be no offset against any amounts owing to you under this letter on account of any remuneration attributable to any subsequent employment that you may obtain.

10.	Restrictive Covenants. You shall be bound by the terms and conditions of that certain Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, dated as of even date herewith (the “Restrictive Covenant Agreement”), between the Company and you, which is hereby incorporated by reference herein and made a part hereof.

11.	Bonus; Options. On the Effective Date of this letter, the Company shall make payment of a bonus to you in an amount equal to $10,000. In addition, on September 21, 2012, the Company granted to you options to acquire 15,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share subject to the terms and conditions of the Company’s 2004 Employee Stock Option Plan. Such options shall vest in full on the Effective Date but otherwise terminate in the event of the termination of the Merger Agreement.

12.	Code Section 409A Compliance.

a.	The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

b.	Neither you nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

c.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless you have completely severed your relationship with the Company or you have permanently decreased your services to 20% or less of the average level of bona fide services over the immediately preceding 36 month period (or the full period if you have been providing services for less than 36 months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If you are deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of the your death. In the case of benefits required to be delayed under Code Section 409A, however, you may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

d.	With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred or such earlier date as set forth herein.

e.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

f.	Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to you or any other person if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

13.	Indemnification. The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. If any claim, action, suit, or proceeding is brought against you for which you may seek indemnification under this subsection, you shall promptly notify the Company in writing thereof, and the Company shall have the right to assume and control the defense thereof, unless an actual or potential conflict of interest between the Company’s interests and your interests exists.

[Signature Pages to Follow]

Please contact me at (585) 325-3610 if you have any questions. If you agree with the terms set forth herein kindly execute in the space provided below and return the same to me.

Sincerely,

/s/ Patrick White
Patrick White
Chief Executive Officer

Agreed and acknowledged:

/s/ Jeff D’Angelo
Jeff D’Angelo

[Severance Letter]